EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HANMI FINANCIAL CORPORATION

AND

SWNB BANCORP, INC.

DATED AS OF

MAY 18, 2018

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS	1
1.1 Certain Definitions.	1
ARTICLE II THE MERGER	11
2.1 Merger.	11
2.2 Closing; Effective Time.	11
2.3 Certificate of Incorporation and Bylaws; Board of Directors and Management.	11
2.4 Effects of the Merger.	11
2.5 Tax Consequences.	11
2.6 Possible Alternative Structures.	12
2.7 Bank Merger.	12
2.8 Absence of Control.	12
2.9 Additional Actions.	13
ARTICLE III CONVERSION OF SHARES	13
3.1 Conversion of SWNB Common Stock; Merger Consideration.	13
3.2 Election and Proration Procedures.	15
3.3 Procedures for Exchange of SWNB Common Stock.	17
3.4 Treatment of Stock Options.	19
3.5 Reservation of Shares.	19
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SWNB	19
4.1 Standard.	19
4.2 Organization.	20
4.3 Capitalization.	20
4.4 Authority; No Violation.	22
4.5 Consents.	22
4.6 Financial Statements.	23
4.7 Taxes.	23
4.8 No Material Adverse Effect.	26
4.9 Material Contracts; Leases; Defaults.	26
4.10 Ownership of Property; Insurance Coverage.	28
4.11 Legal Proceedings.	29
4.12 Compliance with Applicable Law.	29
4.13 Employee Benefit Plans.	30
4.14 Brokers, Finders and Financial Advisors.	33
4.15 Environmental Matters.	34
4.16 Loan Portfolio.	35
4.17 Related Party Transactions.	36
4.18 Capital; Deposits.	36
4.19 Board Approval.	37
4.20 Risk Management Instruments.	37
4.21 Fairness Opinion.	37
4.22 Intellectual Property.	37
4.23 Duties as Fiduciary.	38
4.24 Employees; Labor Matters.	38
4.25 Privacy and Protection of Personal Data.	39
4.26 Internal Controls.	40
4.27 Bank Owned Life Insurance.	40
4.28 IT Systems.	40
4.29 Repurchase Agreements.	41
4.30 SWNB Information Supplied.	41
4.31 Antitakeover Provisions Inapplicable; Required Vote	41
ARTICLE V REPRESENTATIONS AND WARRANTIES OF HANMI	41
5.1 Standard.	42
5.2 Organization.	42

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5.3 Capitalization.	43
5.4 Authority; No Violation.	43
5.5 Consents.	44
5.6 Financial Statements.	45
5.7 Taxes.	45
5.8 No Material Adverse Effect.	47
5.9 Contracts.	47
5.10 Ownership of Property; Insurance Coverage.	47
5.11 Legal Proceedings.	48
5.12 Compliance with Applicable Law.	48
5.13 Employee Benefit Plans.	50
5.14 Brokers, Finders and Financial Advisors.	51
5.15 Environmental Matters.	51
5.16 Loan Portfolio.	51
5.17 Board Approval.	52
5.18 Hanmi Information Supplied.	52
5.19 Internal Controls.	52
5.20 Securities Documents.	53
5.21 Hanmi Common Stock.	53
5.22 Available Funds	53
ARTICLE VI COVENANTS OF SWNB	54
6.1 Conduct of Business.	54
6.2 Current Information.	59
6.3 Access to Properties and Records.	60
6.4 Financial and Other Statements.	61
6.5 Maintenance of Insurance.	61
6.6 Disclosure Supplements.	62
6.7 Consents and Approvals of Third Parties.	62
6.8 All Reasonable Efforts.	62
6.9 Failure to Fulfill Conditions.	62
6.10 No Solicitation.	62
6.11 Termination of Certain SWNB Benefit Plans	63
6.12 Stockholder Litigation.	64
6.13 SWNB Closing Capital.	64
6.14 Transaction Related Expense.	64
6.15 Payment of Special Dividend.	65
6.16 SNWB to Pay Out Accrued Paid Time Off Prior to Closing.	65
6.17 Private Letter Ruling.	65
ARTICLE VII COVENANTS OF HANMI	66
7.1 Conduct of Business.	66
7.2 Disclosure Supplements.	67
7.3 Consents and Approvals of Third Parties.	67
7.4 All Reasonable Efforts.	67
7.5 Failure to Fulfill Conditions.	67
7.6 Employee Matters.	67
7.7 Directors and Officers Indemnification and Insurance.	69
7.8 Stock Listing.	70
7.9 Reservation of Stock.	71
7.10 Communications to SWNB Employees.	71
ARTICLE VIII REGULATORY AND OTHER MATTERS	71
8.1 Meeting of SWNB Stockholders.	71
8.2 Proxy Statement-Prospectus; Merger Registration Statement.	73
8.3 Regulatory Approvals.	74
ARTICLE IX CLOSING CONDITIONS	75
9.1 Conditions to Each Party’s Obligations Under this Agreement.	75
9.2 Conditions to the Obligations of Hanmi Under this Agreement.	75

ii

9.3 Conditions to the Obligations of SWNB Under this Agreement.	77
ARTICLE X TERMINATION, AMENDMENT AND WAIVER	77
10.1 Termination.	77
10.2 Effect of Termination.	79
10.3 Amendment, Extension and Waiver.	80
ARTICLE XI MISCELLANEOUS	81
11.1 Confidentiality.	81
11.2 Public Announcements.	81
11.3 Survival.	81
11.4 Notices.	81
11.5 Parties in Interest.	82
11.6 Complete Agreement.	82
11.7 Counterparts.	83
11.8 Severability.	83
11.9 Governing Law.	83
11.10 Interpretation.	83
11.11 Specific Performance.	83
11.12 Tax Matters.	84
11.13 Waiver of Trial by Jury.	84

EXHIBITS

A	Form of Voting Agreement
B	Form of Director Non-Solicitation Agreement
C	Form of Transaction-Related Expenses Calculation
D	Agreement and Plan of Bank Merger

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of May 18, 2018, is entered into by and between Hanmi Financial Corporation, a Delaware corporation, and SWNB Bancorp, Inc., a Texas corporation.

Recitals

1.                  The Board of Directors of each of Hanmi and SWNB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2.                  In accordance with the terms of this Agreement, SWNB will merge with and into Hanmi, with Hanmi as the surviving corporation.

3.                  As a condition to the willingness of Hanmi to enter into this Agreement, all of the directors and executive officers of SWNB have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Hanmi, pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of SWNB Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4.                  As a condition to the willingness of Hanmi to enter into this Agreement, certain of the directors of SWNB have entered into a Non-Solicitation Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with Hanmi and Hanmi Bank.

5.                  The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

6.                  The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1              Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

1

“ACA” shall mean the Patient Protection and Affordable Care Act.

“Acquisition Proposal” shall mean any proposal or offer, whether or not in writing, as to any of the following (other than the transactions contemplated hereunder) involving SWNB or any SWNB Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of SWNB and the SWNB Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of SWNB or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Bank Merger” shall mean the merger of Southwestern National Bank with and into Hanmi Bank, with Hanmi Bank as the surviving or resulting institution.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the CDBO, the FRB, the OCC and the FDIC, which regulates or has the statutory authority to regulate Hanmi Bank, Southwestern National Bank, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant federal or state regulator, as it relates to anticompetitive matters.

“Benefit Schedule” shall have the meaning set forth in Section 4.13.12.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BOLI” shall have the meaning set forth in Section 4.27.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the State of California are authorized or obligated by law or executive order to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1.4.

“Cash Election” shall have the meaning set forth in Section 3.1.4.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.4.

“CDBO” shall mean the California Department of Business Oversight.

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“Certificate” shall mean a certificate or book entry evidencing shares of SWNB Common Stock.

“CFC” shall mean the California Financial Code.

“Change of Recommendation” shall have the meaning set forth in Section 8.1.2.

“Claim” shall have the meaning set forth in Section 7.7.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Capital Differential” means the positive or negative difference between the SWNB Closing Capital and the Closing Capital Requirement.

“Closing Capital Requirement” means $48,563,000.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of December 19, 2017 between Hanmi and SWNB.

“Continuing Employees” shall have the meaning set forth in Section 7.6.1.

“Core Deposits” shall mean the total deposits of Southwestern National Bank other than (a) time deposits and (b) all other brokered deposits or deposits from financial institutions.

“CRA” shall have the meaning set forth in Section 4.12.1.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.7

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term “Environmental Laws” includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

3

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare Trust Company, N.A., or such other bank or trust company or other agent as mutually agreed upon by Hanmi and SWNB, which shall act as agent for Hanmi in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.9, subject to adjustment under Section 3.1.8.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FHLB” shall mean the Federal Home Loan Bank of Dallas or the Federal Home Loan Bank of San Francisco, as applicable.

“Final Transaction Related Expenses” shall have the meaning set forth in Section 6.14.

“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Federal Reserve Bank.

“GAAP” shall mean accounting principles generally accepted in the United States of America, applied on a consistent basis.

“Governmental Entity” shall mean any federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

4

“Hanmi” shall mean Hanmi Financial Corporation, a Delaware corporation with its principal offices located at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010.

“Hanmi Bank” shall mean Hanmi Bank, a California state chartered bank with its principal office located at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, which is a wholly owned subsidiary of Hanmi.

“Hanmi Benefit Plans” shall have the meaning set forth in Section 5.13.1.

“Hanmi Common Stock” shall mean the common stock, par value $0.001 per share, of Hanmi.

“Hanmi Contract” shall have the meaning set forth in Section 5.9

“Hanmi Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Hanmi to SWNB pursuant hereto.

“Hanmi Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of Hanmi as of December 31, 2017 and 2016 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Hanmi for each of the three years ended December 31, 2017, as set forth in Hanmi’s Annual Report on Form 10-K for the year ended December 31, 2017, and (ii) the unaudited interim consolidated financial statements of Hanmi as of the end of each calendar quarter following December 31, 2017, and for the periods then ended, as filed by Hanmi in its Securities Documents.

“Hanmi 401(k) Plan” shall mean the Hanmi Bank Profit Sharing & 401(k) Savings Plan.

“Hanmi Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“Hanmi Regulatory Reports” shall mean the Call Reports of Hanmi Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended December 31, 2017, through the Closing Date, and all Reports on Form FR Y-9 filed with the FRB by Hanmi from December 31, 2017 through the Closing Date.

“Hanmi SEC Reports” shall have the meaning set forth in Section 5.20.

“Hanmi Stock” shall have the meaning set forth in Section 5.3.1.

“Hanmi Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by Hanmi, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of Hanmi Bank.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

5

“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.

“Independent Accountants” shall have the meaning set forth in Section 6.13.

“Information Security Requirements” shall have the meaning set forth in Section 4.25.

“Intellectual Property” shall have the meaning set forth in Section 4.22.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall have the meaning set forth in Section 4.28.

“Knowledge” of SWNB means the actual knowledge of any of the officers of SWNB listed on SWNB Disclosure Schedule 1.1 and “Knowledge” of Hanmi means the actual knowledge of any of the officers of Hanmi listed on Hanmi Disclosure Schedule 1.1. Use in this Agreement of the words “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to Hanmi or SWNB, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of Hanmi and the Hanmi Subsidiaries, taken as a whole, or SWNB and the SWNB Subsidiaries, taken as a whole, respectively, or (2) materially impairs the ability of either SWNB or Hanmi to perform its respective obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, a Material Adverse Effect: (i) the impact of (x) changes in laws, rules or regulations affecting financial institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to SWNB or any SWNB Subsidiary, on the one hand, or Hanmi or any Hanmi Subsidiary, on the other hand, (ii) the announcement of this Agreement or any action or omission of SWNB or any SWNB Subsidiary on the one hand, or Hanmi or any Hanmi Subsidiary, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of Hanmi or SWNB, respectively, (iii) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (iv) any changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their holding companies generally, and (v) any changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, except with respect to clauses (i), (iv) and (v), to the extent that the effects of such change uniquely affects Hanmi or SWNB or its Subsidiaries as compared to comparable U.S. banking organizations.

6

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Transaction Related Expenses Amount” shall mean $1,500,000.

“Merger” shall mean the merger of SWNB with and into Hanmi pursuant to the terms hereof.

“Merger Consideration” shall mean the Stock Consideration and the Cash Consideration.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act to register the offer of shares of Hanmi Common Stock to be offered to holders of SWNB Common Stock in connection with the Merger.

“Non-Election Shares” shall have the meaning set forth in Section 3.1.5.

“Non-retained Employees” shall have the meaning set forth in Section 7.6.5.

“OCC” shall mean the Office of the Comptroller of the Currency.

“OFAC” shall have the meaning set forth in Section 4.12.2.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Personal Data” shall have the meaning set forth in Section 4.25.

“Privacy Requirements” shall have the meaning set forth in Section 4.25.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.4.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Regulatory Communication” shall have the meaning set forth in Section 8.3.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

7

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended, and, in each case, the rules and regulations of the SEC promulgated thereunder.

“Sheshunoff” shall have the meaning set forth in Section 4.14.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Southwestern National Bank” shall mean Southwestern National Bank, a national banking association with its principal office located at with its principal office located at 6901 Corporate Drive, Houston, Texas 77036, which is a wholly owned subsidiary of SWNB.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the partnership, limited liability company or other entity is owned, either directly or indirectly, by such Person, except any corporation, partnership, limited liability company or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of such Person or on the basis of a “debt previously contracted.”

“Superior Proposal” means an unsolicited, bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that: (i) SWNB’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of SWNB than the transactions contemplated hereby (taking into account all factors relating to such proposed transaction deemed relevant by SWNB’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Hanmi in response to such Acquisition Proposal)); (ii) is for 100% of the outstanding shares of SWNB Common Stock or all or substantially all of the assets of SWNB; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

8

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“SWNB” shall mean SWNB Bancorp, Inc., a Texas corporation with its principal office located at 6901 Corporate Drive, Houston, Texas 77036.

“SWNB Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“SWNB Capital” means SWNB’s capital stock, surplus, accumulated other comprehensive income or loss, as determined in accordance with GAAP on a consolidated basis (calculated in the same manner in which SWNB’s consolidated equity capital at December 31, 2017 was calculated) and excluding realized gains on the sales of securities, gains on the dispositions of property and equipment (including any real estate owned), gains on the sales of loans (except for realized gains on the sales of SBA 7(a) loans originated beginning after the date of this Agreement through the Effective Time, and certain SBA 7(a) loans listed in SWNB Disclosure Schedule 6.1.2(W)), any recovery or net benefit received on loans listed in SWNB Disclosure Schedule 1.1, and goodwill and other intangible assets (i.e., tangible common equity). In calculating SWNB Capital, the Final Transaction Related Expenses that exceed the Maximum Transaction Related Expenses Amount, on an after tax basis, shall reduce the amount of SWNB Capital.

“SWNB Closing Capital” shall have the meaning set forth in Section 6.13.

“SWNB Common Stock” shall mean the common stock, par value $0.01 per share, of SWNB.

“SWNB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by SWNB to Hanmi pursuant hereto.

“SWNB Financial Statements” shall mean (i) the audited consolidated balance sheets of SWNB as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of SWNB for each of the years ended December 31, 2017 and 2016 and (ii) the unaudited interim consolidated financial statements of SWNB as of the end of each calendar quarter following December 31, 2017, and for the periods then ended.

“SWNB 401(k) Plan” shall mean the SWNB Bancorp, Inc. 401(k) Plan or any successor thereto.

“SWNB Loan Property” shall have the meaning set forth in Section 4.15.2.

“SWNB Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.13.9.

“SWNB Regulatory Reports” shall mean the Call Reports of Southwestern National Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the OCC with respect to each calendar quarter beginning with the quarter ended December 31, 2017, through the Closing Date, and all Reports on Form FR Y-9 filed with the FRB by SWNB from December 31, 2017 through the Closing Date.

9

“SWNB Stock Option” shall have the meaning set forth in Section 3.4.

“SWNB Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“SWNB Stockholders Meeting” shall have the meaning set forth in Section 8.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TBOC” means the Texas Business Organizations Code.

“Transaction Related Expenses” means all payments and obligations of SWNB related to the Merger, including without limitation, (v) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for SWNB for services rendered solely in connection with the transactions contemplated by this Agreement paid by SWNB prior to the Effective Time; (w) attorneys’ fees arising directly and exclusively from any actions, claims, suits or hearings brought by SWNB’s stockholders with respect to this Agreement or the transactions contemplated hereby; (x) any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided herein, including any severance or non-solicitation agreement payments paid by either Hanmi or SWNB) or any retention bonuses paid in accordance with this Agreement and any costs incurred in connection with SWNB’s data processing deconversion fees and the termination of contracts pursuant to Section 6.2; (y) any costs associated with obtaining the private letter ruling required under Section 6.17 herein and (z) any costs related to SWNB holding the SWNB Stockholders Meeting and soliciting the SWNB Stockholder Approval. Exhibit C includes a worksheet describing such Transaction Related Expenses.

“Termination Date” shall mean January 31, 2019.

“Termination Fee” shall have the meaning set forth in Section 10.2.2(C).

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

10

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1              Merger.

Subject to the terms and conditions of this Agreement, in accordance with the DGCL and the TBOC, at the Effective Time: (a) SWNB shall merge with and into Hanmi, with Hanmi as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of SWNB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of SWNB shall be vested in and assumed by Hanmi.

2.2              Closing; Effective Time.

The closing of the Merger (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of a certificate of merger with the Secretary of State of Delaware and a certificate of merger with the Secretary of State of Texas on the day of the Closing (the “Closing Date”), in accordance with the DGCL and the TBOC. The Merger shall be effective on the date and time specified in the certificate of merger filed with the Secretary of State of Delaware and the certificate of merger filed with the Secretary of State of Texas (the “Effective Time”). A pre-closing of the transactions contemplated hereby shall take place by electronic delivery at the offices of Luse Gorman, PC at 1:00 p.m. PDT on the day prior to the Closing Date.

2.3              Certificate of Incorporation and Bylaws; Board of Directors and Management.

The certificate of incorporation and bylaws of Hanmi as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law. The board of directors and management of Hanmi as in effect immediately prior to the Effective Time shall be the board of directors and management of the Surviving Corporation.

2.4              Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the TBOC.

2.5              Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

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2.6              Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, Hanmi may revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for Hanmi or Hanmi Bank, as applicable, provided that: (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) such modification shall not adversely affect the federal income tax consequences of the Merger to Hanmi, Hanmi Bank, SWNB or Southwestern National Bank or prevent the rendering of the opinions contemplated in Sections 9.2.4 and 9.3.4; (iii) the consideration to be paid to the holders of SWNB Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise materially impede or delay consummation of the Merger or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents to reflect any such revised structure.

2.7              Bank Merger.

Hanmi intends to cause the merger of Southwestern National Bank with and into Hanmi Bank, with Hanmi Bank as the surviving or resulting institution. Following the execution and delivery of this Agreement, (i) Hanmi will cause Hanmi Bank, and SWNB will cause Southwestern National Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger, substantially in the form of Exhibit D hereto, (ii) Hanmi, as the sole stockholder of Hanmi Bank, shall approve the agreement and plan of merger in respect of the Bank Merger, and (iii) SWNB, as the sole stockholder of Southwestern National Bank, shall approve the agreement and plan of merger in respect of the Bank Merger. The parties agree that the Bank Merger shall become effective immediately or as soon as practicable after the Effective Time.

2.8              Absence of Control.

It is the intent of the parties hereto that until the Effective Time, Hanmi, by reason of this Agreement, shall not be deemed to control, directly or indirectly, SWNB or to exercise, directly or indirectly, a controlling influence over the management or policies of SWNB.

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2.9              Additional Actions.

If, at any time after the Effective Time, Hanmi shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Merger Agreement, SWNB and its Subsidiaries and their respective officers and directors shall be deemed to have granted to Hanmi and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Merger Agreement, and the officers and directors of Hanmi and its Subsidiaries, as applicable, are authorized in the name of SWNB and its Subsidiaries or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

3.1              Conversion of SWNB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Hanmi, SWNB or the holders of any of the shares of SWNB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1                 Each share of Hanmi Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2                 All shares of SWNB Common Stock held in the treasury of SWNB and each share of SWNB Common Stock owned by Hanmi prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3                 Subject to the provisions of Section 3.2, each outstanding share of SWNB Common Stock (other than Treasury Stock and Dissenting Shares) with respect to which an election to receive Hanmi Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.1 (a “Stock Election”), shall be converted into the right to receive 0.1961 (the “Exchange Ratio”) of a share of Hanmi Common Stock, subject to adjustment as provided in Section 3.1.9 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

3.1.4                 Subject to the provisions of Section 3.2, each outstanding share of SWNB Common Stock (other than Treasury Stock and Dissenting Shares) with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.1 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $5.74 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

3.1.5                 Except as set forth in Section 3.1.7, each outstanding share of SWNB Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.1 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Stock Consideration and/or Cash Consideration as shall be determined in accordance with Section 3.2.

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3.1.6                 Except as set forth in Section 3.1.7, upon the Effective Time, outstanding shares of SWNB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by SWNB on such shares of SWNB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Effective Time.

3.1.7                 Each outstanding share of SWNB Common Stock, the holder of which has perfected his right to dissent under the TBOC and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration hereunder and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him or her in accordance with the applicable provisions of the TBOC; provided, that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be exchangeable for the right to receive the Merger Consideration.

3.1.8                 Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Hanmi Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Hanmi Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Hanmi. In lieu of the issuance of any such fractional share, Hanmi shall pay to each former holder of SWNB Common Stock who otherwise would be entitled to receive a fractional share of Hanmi Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average price of a share of Hanmi Common Stock for the twenty (20) trading days ending on and including the fifth Business Day prior to the Closing Date. For purposes of determining any fractional share interest, all shares of SWNB Common Stock owned by a SWNB stockholder shall be combined so as to calculate the maximum number of whole shares of Hanmi Common Stock issuable to such SWNB stockholder.

3.1.9                 If Hanmi changes (or the Hanmi Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Hanmi Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If SWNB changes (or the SWNB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of SWNB Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

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3.2              Election and Proration Procedures.

3.2.1        Holders of record of SWNB Common Stock may elect to receive shares of Hanmi Common Stock or cash in exchange for their shares of SWNB Common Stock. The total number of shares of SWNB Common Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of SWNB Common Stock outstanding immediately prior to the Effective Time by (y) 0.80 (the “Stock Conversion Number”). All other shares of SWNB Common Stock (other than Dissenting Shares) shall be converted into Cash Consideration.

3.2.2        An election form and other appropriate customary transmittal material in such form as Hanmi and SWNB shall mutually agree (“Election Form”) will be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the Election Deadline or on such earlier date as Hanmi and SWNB shall mutually agree (the “Mailing Date”) to each holder of record of SWNB Common Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of SWNB Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of SWNB Common Stock owned by such holder with respect to which such holder desires to make a Stock Election in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or Hanmi Common Stock for such shares. Holders of record of shares of SWNB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of SWNB Common Stock held by each Representative for a particular beneficial owner. Any shares of SWNB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. Any Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Hanmi Common Stock. Hanmi shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of SWNB Common Stock between the record date for the initial mailing of Election Forms and the close of business on the Business Day prior to the Election Deadline (as defined in Section 3.2.3), and SWNB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3        The term “Election Deadline,” as used below, shall mean 5:00 p.m., Central time, on the later of (i) the date of the SWNB Stockholders Meeting and (ii) the date that Hanmi and SWNB shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date, or (iii) such other time and date as Hanmi and SWNB may mutually agree. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Hanmi nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

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3.2.4        No later than five (5) Business Days after the later to occur of (i) the Election Deadline or (ii) the Effective Time, Hanmi shall cause the Exchange Agent to effect the allocation among holders of SWNB Common Stock as set forth in Sections 3.2.5 and 3.2.6.

3.2.5        If the aggregate number of shares of SWNB Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6        If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)      If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

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(B)       If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.3              Procedures for Exchange of SWNB Common Stock.

3.3.1        Hanmi to Make Merger Consideration Available. Prior to the Effective Time, Hanmi shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of SWNB Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of Hanmi Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of Hanmi Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2        Exchange of Certificates. Hanmi shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who did not previously submit their Certificates with a completed Election Form a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the SWNB Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange therefor and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on the Merger Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3        Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding SWNB Common Stock shall have no rights, after the Effective Time, with respect to such SWNB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement, and as to Dissenting Shares, such rights as provided under the TBOC. No dividends or other distributions declared after the Effective Time with respect to Hanmi Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Hanmi Common Stock represented by such Certificate.

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3.3.4        Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5        Closing of Transfer Books. From and after the Closing Date, there shall be no transfers on the stock transfer books of SWNB of the SWNB Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent (other than Dissenting Shares), they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6        Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, Hanmi shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Hanmi (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Hanmi nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7        Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8        Withholding. Hanmi or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of SWNB Common Stock such amounts as Hanmi (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Hanmi or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the SWNB Common Stock in respect of whom such deduction and withholding were made by Hanmi or the Exchange Agent.

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3.4              Treatment of Stock Options.

At the Effective Time, each option to acquire shares of SWNB Common Stock that is outstanding and unexercised immediately prior thereto (“SWNB Stock Option”) shall automatically become vested and shall be cancelled and, subject to Hanmi’s receipt of an option surrender agreement in the form set forth in the Hanmi’s Disclosure Schedule 3.4, converted into the right to receive from Hanmi a cash payment in an amount, less required withholding taxes, equal to the product of (i) the number of shares of SWNB Common Stock subject to the SWNB Stock Option, multiplied by (ii) the amount by which the Cash Consideration exceeds the exercise price of such SWNB Stock Option. If the exercise price of a SWNB Stock Option is greater than the Cash Consideration, then at the Effective Time such SWNB Stock Option shall be cancelled without any payment made in exchange therefor.

3.5              Reservation of Shares.

Hanmi shall reserve for issuance a sufficient number of shares of the Hanmi Common Stock for the purpose of issuing shares of Hanmi Common Stock to the SWNB stockholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SWNB

SWNB represents and warrants to Hanmi as set forth in this Article IV, subject to the standard set forth in Section 4.1 and except as set forth in the SWNB Disclosure Schedule delivered by SWNB to Hanmi on the date hereof, provided, however, that disclosure in any section of such SWNB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. SWNB has made a good faith, diligent effort to ensure that the disclosure on each schedule of the SWNB Disclosure Schedule corresponds to the Section referenced herein. References to the Knowledge of SWNB shall include the Knowledge of the SWNB Subsidiaries.

4.1              Standard.

Except as set forth in the following sentence, no representation or warranty of SWNB contained in this Article IV shall be deemed untrue or incorrect, and SWNB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4, 4.2.5 and the last sentence of each of Sections 4.2.1 and 4.2.2), or 4.4.1, 4.4.2(i) and (ii), 4.14, 4.18(i), 4.19 and 4.28 which shall be true and correct in all material respects, and in Section 4.3, which shall be true in all respects.

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4.2              Organization.

4.2.1        SWNB is a corporation duly organized and validly existing under the laws of the State of Texas, and is duly registered as a bank holding company under the BHCA. SWNB has full corporate power and authority to carry on its business as now conducted. SWNB is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2        Southwestern National Bank is a national bank duly organized and validly existing under the laws of the United States. The deposits in Southwestern National Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Southwestern National Bank when due. Southwestern National Bank is a member in good standing of the FHLB and owns the requisite amount of FHLB stock.

4.2.3        SWNB Disclosure Schedule 4.2.3 sets forth each SWNB Subsidiary and its jurisdiction of incorporation or organization. Each SWNB Subsidiary (other than Southwestern National Bank) is a corporation, limited liability company or other legal entity as set forth on SWNB Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each SWNB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4        The respective minute books of SWNB, Southwestern National Bank and each other SWNB Subsidiary accurately record all corporate actions of their respective stockholders and Boards of Directors (including committees).

4.2.5        Prior to the date of this Agreement, SWNB has made available to Hanmi true and correct copies of the articles of incorporation or charter, as applicable, and bylaws or other governing documents of SWNB, Southwestern National Bank and each other SWNB Subsidiary.

4.3              Capitalization.

4.3.1        The authorized capital stock of SWNB consists of 15,000,000 shares of SWNB Common Stock. As of the date hereof, there are (i) 13,535,036 shares of SWNB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights; (ii) no shares of SWNB Common Stock held by SWNB as Treasury Stock; (iii) no shares of SWNB preferred stock issued and outstanding; (iv) 229,444 shares of SWNB Common Stock are reserved for issuance pursuant to outstanding SWNB Stock Options (including exercisable and unexercisable SWNB Stock Options). SWNB does not own, of record or beneficially, any shares of SWNB Common Stock that are not Treasury Stock. Other than the SWNB Stock Options, neither SWNB nor any SWNB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of SWNB, or any other security of SWNB or a SWNB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of SWNB or a SWNB Subsidiary or any other security of SWNB or any SWNB Subsidiary other than shares of SWNB Common Stock underlying the options granted pursuant to benefit plans maintained by SWNB. All shares of SWNB Common Stock issuable pursuant to option plans maintained by SWNB are or will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

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4.3.2        SWNB owns all of the capital stock of each SWNB Subsidiary, free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the SWNB Subsidiaries, SWNB does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of SWNB or any SWNB Subsidiary, including stock in the FHLB (which as to any one issuer, does not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Southwestern National Bank.

4.3.3        Except as disclosed on SWNB Disclosure Schedule 4.3.3, to SWNB’s Knowledge, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of SWNB Common Stock.

4.3.4        No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which SWNB’s stockholders may vote have been issued by SWNB and are outstanding.

4.3.5        Set forth in the SWNB Disclosure Schedule 4.3.5 is a complete and accurate list of all outstanding SWNB Stock Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

4.3.6        Other than the Voting Agreements, there are no voting trusts, shareholder agreements, proxies or similar agreements to which SWNB or any of its Subsidiaries is a party in effect with respect to the voting or transfer of the SWNB Common Stock or other voting securities or equity interests of the SWNB or granting any shareholder or other person any registration rights. SWNB does not have in effect a “poison pill” or similar shareholder rights plan. SWNB has no securities that are registered, or are required to be registered, under the Exchange Act.

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4.4              Authority; No Violation.

4.4.1        SWNB has full corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals and filings set forth in Section 4.5, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of SWNB’s Board of Directors, and no other corporate proceedings on the part of SWNB are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of SWNB Common Stock. This Agreement has been duly and validly executed and delivered by SWNB and, assuming the due authorization, constitutes a valid and binding obligation of SWNB, enforceable against SWNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

4.4.2        The execution, delivery and performance of this Agreement by SWNB do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 4.5 have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which SWNB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of SWNB or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of SWNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which SWNB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

4.5              Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the certificate of merger with the Secretary of State of the State of Delaware and the certificate of merger with the Secretary of State of the State of Texas, (d) the filing with the SEC of the Merger Registration Statement and obtaining from the SEC of such orders as may be required in connection therewith, (e) the receipt of the affirmative vote of the holders of two-thirds of the issued and outstanding shares of SWNB Common Stock, and (f) notification of the listing of Hanmi Common Stock to be issued in the Merger on Nasdaq, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by SWNB, the completion by SWNB of the Merger and the performance by SWNB of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. As of the date hereof, SWNB has no Knowledge of any reason pertaining to SWNB why any of the approvals referred to in this Section 4.5 should not be obtained without the imposition of any material condition or restriction described in Section 9.2.6.

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4.6              Financial Statements.

4.6.1        The SWNB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports. SWNB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2015 with (i) the OCC and (ii) any other Governmental Entity, and has paid all fees and assessments due and payable in connection therewith.

4.6.2        SWNB has previously made available to Hanmi the SWNB Financial Statements. The SWNB Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of SWNB and the SWNB Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

4.6.3        At the date of the most recent consolidated balance sheet included in the SWNB Financial Statements or in the SWNB Regulatory Reports, SWNB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such SWNB Financial Statements or in the SWNB Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material, individually or in the aggregate, or that are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7              Taxes.

4.7.1        Except as disclosed on SWNB Disclosure Schedule 4.7.1, SWNB and each SWNB Subsidiary are collectively a single pass-through entity for federal income tax purposes, with SWNB at all times since January 1, 2014 being an “S” corporation under Section 1361 of the Code and with each SWNB Subsidiary at all times since January 1, 2014 during its ownership by SWNB being a Qualified Subchapter S Subsidiary under the Code. Except as disclosed on SWNB Disclosure Schedule 4.7.1, no event has ever occurred that could, prior to the Effective Time, adversely affect the “S” corporation status of the Company or the Qualified Subchapter S Subsidiary status of any Company Subsidiary for federal income tax purposes. SWNB and each of its Subsidiaries has filed all federal and other material Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by SWNB or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of SWNB and which SWNB is contesting in good faith. SWNB is not the beneficiary of any extension of time within which to file any Tax Return and neither SWNB nor any of its Subsidiaries currently has any open tax years ending before December 31, 2014. No claim has ever been made by an authority in a jurisdiction where SWNB does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SWNB or any of its Subsidiaries.

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4.7.2        SWNB has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

4.7.3        Except as disclosed on SWNB Disclosure Schedule 4.7.1, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or, to SWNB’s Knowledge, are pending with respect to SWNB. Other than with respect to audits that have already been completed and resolved, SWNB has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where SWNB has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against SWNB. To the Knowledge of SWNB, each SWNB stockholder’s treatment of Subchapter S items with respect to SWNB is consistent with the manner in which SWNB has filed its Tax Returns, and no audit by the IRS of any SWNB stockholder has occurred with respect to such stockholder’s treatment of Subchapter S items of SWNB.

4.7.4        SWNB has made available to Hanmi true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to SWNB for taxable periods ended on or after December 31, 2014. SWNB has delivered to Hanmi correct and complete copies of all examination reports, letter rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by SWNB filed for the years ended on or after December 31, 2014. SWNB has timely and properly taken such actions in response to and, in compliance with notices, SWNB has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

4.7.5        SWNB has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.7.6        SWNB has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). SWNB has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections 6662 or 6662A and has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations. SWNB is not a party to or bound by any Tax allocation or sharing agreement. SWNB (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SWNB), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than SWNB) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

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4.7.7        The unpaid Taxes of SWNB (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the SWNB Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of SWNB in filing its Tax Returns. Since December 31, 2017, SWNB has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

4.7.8        SWNB will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement except in the ordinary course of business.

4.7.9        SWNB has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

4.7.10    Neither SWNB nor any of the SWNB Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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4.8              No Material Adverse Effect.

Since December 31, 2017, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of SWNB or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SWNB, (ii) any change by SWNB or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by SWNB’s independent registered public accounting firm, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of SWNB or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice or with respect to shares tendered in payment for the exercise of stock options or upon the exercise of stock options, (iv) establishment or amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any directors or executive officers of SWNB or any of its Subsidiaries, or any contract or arrangement entered into to make or grant any severance or termination pay, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of SWNB or any of its Subsidiaries, or (v) any material change in the credit policies or procedures of SWNB or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect.

4.9              Material Contracts; Leases; Defaults.

4.9.1        Except as set forth on SWNB Disclosure Schedule 4.9.1, neither SWNB nor any SWNB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of SWNB or any SWNB Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of SWNB or any SWNB Subsidiary; (iii) any agreement which by its terms limits or affects the payment of dividends by SWNB or any SWNB Subsidiary; (iv) any instrument evidencing or related to indebtedness for borrowed money in excess of $250,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which SWNB or any SWNB Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or that contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to SWNB or any SWNB Subsidiary; (v) any other agreement, written or oral, that is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates SWNB or any SWNB Subsidiary for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by SWNB or any SWNB Subsidiary.

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4.9.2        Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease is listed on SWNB Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to SWNB’s Knowledge, neither SWNB nor any SWNB Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3        True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Hanmi on or before the date hereof, and are in full force and effect on the date hereof. No such agreement, plan, contract, or arrangement: (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of SWNB or any SWNB Subsidiary or upon the occurrence of a subsequent event; (ii) requires SWNB or any SWNB Subsidiary to provide a benefit in the form of SWNB Common Stock or determined by reference to the value of SWNB Common Stock; or (iii) contains provisions that permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.9.4        Since December 31, 2017, through and including the date of this Agreement, except as set forth on SWNB Disclosure Schedule 4.9.4, neither SWNB nor any SWNB Subsidiary has: (i) except for (A) normal increases for employees (other than executive officers) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans, and as previously disclosed by SWNB), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice; (ii) granted any options or warrants to purchase shares of SWNB Common Stock or shares of capital stock of any SWNB Subsidiary, or any right to acquire any shares of capital stock to any executive officer, director or employee of SWNB or any SWNB Subsidiary; (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan; (iv) made any material election for federal or state income tax purposes; (v) made any material change in the credit policies or procedures of SWNB or any SWNB Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments; (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice; (viii) changed any accounting methods, principles or practices of SWNB or any SWNB Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

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4.10          Ownership of Property; Insurance Coverage.

4.10.1    SWNB and each SWNB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by SWNB or such SWNB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated balance sheet contained in the SWNB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a SWNB Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith. SWNB and the SWNB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by SWNB and the SWNB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the SWNB Financial Statements.

4.10.2    With respect to all material agreements pursuant to which SWNB or any SWNB Subsidiary has purchased securities subject to an agreement to resell, if any, SWNB or such SWNB Subsidiary, as the case may be, has a lien or security interest (which to SWNB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3    SWNB and each SWNB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither SWNB nor any SWNB Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claim have been given by SWNB or any SWNB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and since January 1, 2015, SWNB and each SWNB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. SWNB Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by SWNB and each SWNB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. SWNB has made available to Hanmi copies of all of the policies listed on SWNB Disclosure Schedule 4.10.3.

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4.11          Legal Proceedings.

Except as disclosed on SWNB Disclosure Schedule 4.11, neither SWNB nor any SWNB Subsidiary is a party to any, and there are no pending or, to SWNB’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against SWNB or any SWNB Subsidiary, (ii) to which SWNB or any SWNB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) that reasonably could be expected to adversely affect the ability of SWNB or any SWNB Subsidiary to perform under this Agreement.

4.12          Compliance with Applicable Law.

4.12.1    To SWNB’s Knowledge, SWNB and each SWNB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), Regulation O of the Federal Reserve Board, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither SWNB nor any SWNB Subsidiary has received any written notice to the contrary.

4.12.2    None of (i) SWNB, (ii) any Subsidiary of SWNB, (iii) any Person on whose behalf SWNB or any Subsidiary of SWNB is acting, or (iv) to SWNB’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by SWNB or any Subsidiary of SWNB, is (A) named on the most current list of “Specially Designated Nationals” published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither SWNB and nor any of its Subsidiaries, including Southwestern National Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither SWNB nor any of its Subsidiaries, including Southwestern National Bank, is currently engaging in such transactions. SWNB and its Subsidiaries, including Southwestern National Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

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4.12.3    SWNB and each SWNB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of SWNB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.4    Since January 1, 2015, neither SWNB nor any SWNB Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that SWNB or any SWNB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require SWNB or any SWNB Subsidiary, or indicating that SWNB or any SWNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks or bank holding companies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of SWNB or any SWNB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of SWNB or any SWNB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither SWNB nor any SWNB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Southwestern National Bank as to compliance with the CRA is “Satisfactory” or better.

4.13          Employee Benefit Plans.

4.13.1    SWNB Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and any other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, SWNB, any SWNB Subsidiary or any of their ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to SWNB or any SWNB Subsidiary and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of SWNB are eligible to participate (collectively, the “SWNB Benefit Plans”). Neither SWNB nor any SWNB Subsidiary has any written or oral commitment to create any additional SWNB Benefit Plan or to materially modify, change or renew any existing SWNB Benefit Plan (any modification or change that increases the cost of such plan would be deemed material), except as required to maintain the qualified status thereof or to comply with changes to applicable law including, but not limited to ERISA and regulations and guidance issued pursuant thereto.

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4.13.2    All SWNB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws, including but not limited to the Age Discrimination in Employment Act, the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder, HIPAA and ACA and any regulations promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each SWNB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and there are no circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan that has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of SWNB, there exists no fact that would adversely affect the qualification of any of the SWNB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the SWNB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits). To SWNB’s Knowledge, neither SWNB nor any SWNB Subsidiary has engaged in a transaction, or omitted to take any action with respect to any SWNB Benefit Plan that would reasonably be expected to subject SWNB or any SWNB Subsidiary to a material unpaid Tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3    No SWNB Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which SWNB or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a pension plan maintained by more than one employer as described in Section 413(c) of the Code. Neither SWNB nor any ERISA Affiliate have ever maintained or contributed to any SWNB Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA).

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4.13.4    All material contributions required to be made under the terms of any SWNB Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on SWNB’s consolidated financial statements to the extent required by GAAP. SWNB and each SWNB Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable SWNB Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.13.5    To SWNB’s Knowledge, neither SWNB nor any SWNB Subsidiary, nor any director or employee of SWNB or any SWNB Subsidiary who is a fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of SWNB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

4.13.6    With respect to each SWNB Benefit Plan, if applicable, SWNB has furnished or otherwise made available to Hanmi true and complete copies of: (i) the current plan documents, the most recent summary plan description, current underlying participant distribution election forms, loan documents, loan amortization schedules and benefit schedules for each written SWNB Benefit Plan, if any; (ii) a summary of each unwritten SWNB Benefit Plan; (iii) the annual report (Form 5500 series) for the two (2) most recent years; (iv) the actuarial valuation reports and financial statements as of the most recently completed plan year for each SWNB Benefit Plan, including the total accrued and vested liabilities, all contributions made by SWNB and any SWNB Subsidiary and assumptions on which the calculations are based; (v) all related trust agreements, insurance contracts or other funding agreements that currently implement the SWNB Benefit Plans; (vi) the most recent IRS determination letter with respect to each tax-qualified SWNB Benefit Plan (or, for a SWNB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS advisory letter issued on such pre-approved plan); and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any SWNB Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.

4.13.7    Except as listed on SWNB Disclosure Schedule 4.13.7, SWNB has no liability for retiree health, life or disability insurance, or any retiree death benefits under any SWNB Benefit Plan other than any benefits required under COBRA or similar state laws. There has been no communication to employees by SWNB or any SWNB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life or disability insurance, or any retiree death benefits, other than respecting the SWNB Benefit Plans listed on SWNB Disclosure Schedule 4.13.17.

4.13.8    Except as set forth on SWNB Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance other than as provided pursuant to Sections 7.7.4 and 7.7.5) becoming due to any director or any employee of SWNB from SWNB under any SWNB Benefit Plan; (ii) increase any benefits otherwise payable under any SWNB Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit. No payment that in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any SWNB Benefit Plan, either alone or in conjunction with any other payments will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by SWNB or any SWNB Subsidiary that would not be deductible under Section 162(m) of the Code.

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4.13.9    SWNB Disclosure Schedule 4.13.9 identifies each SWNB Benefit Plan that provides for the deferral of compensation and may be subject to Section 409A of the Code (“SWNB Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred or accrued, if any, under each such SWNB Non-qualified Deferred Compensation Plan as of September 30, 2017. Except with respect to any action taken pursuant to Section 6.11.2, as to which no representation or warranty is made, each SWNB Non-qualified Deferred Compensation Plan is either (1) grandfathered under Section 409A of the Code, (2) exempt from Section 409A of the Code, or (3) subject to Section 409A, and if subject to Section 409A of the Code, has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

4.13.10 Except as set forth on SWNB Disclosure Schedule 4.13.10, there is not, and has not been, any trust or fund maintained by or contributed to by SWNB or its employees to fund an employee benefit plan that would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of SWNB, has been threatened or is anticipated, against any SWNB Benefit Plan (other than routine claims for benefits and appeals of such claims), SWNB or any SWNB Subsidiary or any director, officer or employee thereof, with respect to any SWNB Benefit Plan, or any of the assets of any trust of any SWNB Benefit Plan.

4.13.12 There are no stock option or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any SWNB Benefit Plan or otherwise as of the date hereof.

4.14          Brokers, Finders and Financial Advisors.

Neither SWNB nor any SWNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Sheshunoff & Co. Investment Banking, L.P. (“Sheshunoff”) by SWNB and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Sheshunoff, setting forth the fee payable to Sheshunoff for its services rendered to SWNB in connection with the Merger and transactions contemplated by this Agreement has been delivered to Hanmi.

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4.15          Environmental Matters.

4.15.1    With respect to SWNB and each SWNB Subsidiary:

(A)      To the Knowledge of SWNB, each of SWNB and the SWNB Subsidiaries, and the SWNB Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)       Since December 31, 2014, neither SWNB nor any SWNB Subsidiary has received written notice that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of SWNB, no such action is threatened, before any court, governmental agency or other forum against them or any SWNB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by SWNB, or any of the SWNB Subsidiaries;

(C)       To the Knowledge of SWNB, the properties currently owned or operated by SWNB or any SWNB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or that are de minimis in nature and extent;

(D)      To the Knowledge of SWNB, there are no underground storage tanks on, in or under any properties owned or operated by SWNB or any of the SWNB Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by SWNB or any of the SWNB Subsidiaries except as in compliance with Environmental Laws; and

(E)       During the period of (a) SWNB’s or any of the SWNB Subsidiaries’ ownership or operation of any of their respective current properties or (b) SWNB’s or any of the SWNB Subsidiaries’ participation in the management of any SWNB Loan Property, to the Knowledge of SWNB, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of SWNB, prior to the period of (x) SWNB’s or any of the SWNB Subsidiaries’ ownership or operation of any of their respective current properties or (y) SWNB’s or any of the SWNB Subsidiaries’ participation in the management of any SWNB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)        Since December 31, 2014, neither SWNB nor any SWNB Subsidiary has conducted any environmental studies (other than Phase I studies or Phase II studies that did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of the SWNB Subsidiaries, or with respect to any SWNB Loan Property.

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4.15.2    For purposes of this Section 4.15, “SWNB Loan Property” means any property in which SWNB or a SWNB Subsidiary presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by SWNB or a SWNB Subsidiary.

4.16          Loan Portfolio.

4.16.1    The allowance for loan losses reflected in SWNB’s audited consolidated statements of financial condition at December 31, 2017 and 2016 were, and the allowance for loan losses shown in the unaudited consolidated financial statements for periods ending after December 31, 2017 were, or will be, calculated in accordance with GAAP and all applicable rules and regulations as applied to banking institutions, and, in the reasonable opinion of management, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on loans outstanding; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

4.16.2    SWNB Disclosure Schedule 4.16.2 sets forth a listing, as of April 30, 2018, by account, of: (A) each borrower, customer or other party that has notified Southwestern National Bank during the past twelve (12) months of, or has asserted against SWNB or Southwestern National Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of SWNB, each borrower, customer or other party that has given SWNB or Southwestern National Bank any oral notification of, or orally asserted to or against SWNB or Southwestern National Bank, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by SWNB or Southwestern National Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3    All loans receivable (including discounts) and accrued interest entered on the books of SWNB and Southwestern National Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of SWNB’s and Southwestern National Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of SWNB and Southwestern National Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by SWNB or Southwestern National Bank free and clear of any liens.

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4.16.4    The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.16.5    Other Real Estate Owned reflected in SWNB’s audited consolidated financial statements of financial condition at December 31, 2017 and 2016 were, and Other Real Estate Owned shown in the unaudited consolidated financial statements for periods ending after December 31, 2017 were, or will be, at carrying amounts calculated in accordance with GAAP and all applicable rules and regulations applied to banking institutions.

4.17          Related Party Transactions.

Neither SWNB nor any SWNB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of SWNB or any SWNB Subsidiary, except as set forth on SWNB Disclosure Schedule 4.17. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of SWNB or any SWNB Subsidiary is presently in default or, since December 31, 2014, has been in default or has been restructured, modified or extended. Neither SWNB nor any SWNB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18          Capital; Deposits.

4.18.1    Southwestern National Bank is, and as of the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the OCC.

4.18.2    None of the deposits of Southwestern National Bank as of December 31, 2017 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2). The deposits of Southwestern National Bank have been solicited, originated and administered by Southwestern National Bank in accordance with the terms of their governing documents in effect from time to time and with applicable law in all material respects. Each of the agreements relating to the deposits of Southwestern National Bank is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies. Southwestern National Bank has complied with applicable law in all material respects relating to overdrafts, overdraft protection and payment for overdrafts. As of December 31, 2017, SWNB Disclosure Schedule 4.18.2 lists the balance of deposits for (i) the twenty (20) largest Southwestern National Bank deposit relationships; and (ii) all deposits for each SWNB and Southwestern National Bank director and officer.

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4.19          Board Approval.

The Board of Directors of SWNB has determined that the Merger is fair to, and in the best interests of, SWNB and its stockholders, has approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, has resolved to recommend approval of this Agreement to the holders of SWNB Common Stock and has directed that this Agreement be submitted to the holders of SWNB Common Stock for their approval. The Board of Directors of SWNB has taken all action so that Hanmi and Hanmi Bank will not be prohibited from entering into or consummating a business combination with SWNB as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any anti-takeover laws.

4.20          Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for SWNB’s own account, or for the account of one or more of SWNB’s Subsidiaries or their customers, in force and effect as of December 31, 2017, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of SWNB, with counterparties believed to be financially responsible at the time; and to the Knowledge of SWNB each of them constitutes the valid and legally binding obligation of SWNB or such SWNB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither SWNB nor any SWNB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.21          Fairness Opinion.

The Board of Directors of SWNB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from Sheshunoff to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of SWNB pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22          Intellectual Property.

SWNB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. SWNB Disclosure Schedule 4.22 sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to SWNB or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that SWNB or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by SWNB or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that SWNB or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to SWNB and the Subsidiaries. Neither SWNB nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that SWNB or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). Neither SWNB nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of SWNB or any of its Subsidiaries.

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4.23          Duties as Fiduciary.

Southwestern National Bank (i) is not presently engaged in any line of business that requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Southwestern National Bank has not received notice of any claim, allegation, or complaint from any Person that Southwestern National Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in SWNB’s Financial Statements. For purposes of this Section 4.23, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Southwestern National Bank’s capacity with respect to individual retirement accounts or the SWNB Benefit Plans.

4.24          Employees; Labor Matters.

4.24.1    SWNB Disclosure Schedule 4.24.1 sets forth the following information with respect to each employee of SWNB and the SWNB Subsidiaries as of December 31, 2017: job location, job title, current annual base salary, most recent cash bonus and year of hire.

4.24.2    There are no labor or collective bargaining agreements to which SWNB or any SWNB Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of SWNB, threatened against SWNB or any SWNB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of SWNB, threatened against SWNB or any SWNB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of SWNB, threatened against SWNB or any SWNB Subsidiary (other than routine employee grievances that are not related to union employees). SWNB and each SWNB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither SWNB nor any SWNB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

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4.24.3    To SWNB’s Knowledge, all Persons who have been treated as independent contractors by SWNB or any SWNB Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.25          Privacy and Protection of Personal Data.

In connection with the collection and/or use of an individual’s name, address, credit card information, email address, social security number, and account numbers and any other information that is “non-public personal information” concerning a consumer for Title V of the Gramm-Leach-Bliley Act, 12 C.F.R. part 1016 or otherwise protected information under similar federal or state privacy laws (“Personal Data”), SWNB and each of its Subsidiaries have at all times complied in all material respects with and currently comply with all applicable statutes and regulations in all relevant jurisdictions in all material respects where SWNB or any Subsidiary of SWNB currently conducts business, any publicly available privacy policy of SWNB or any Subsidiary of SWNB, any privacy policy otherwise furnished for customers and any third party privacy policies which SWNB or any Subsidiary of SWNB has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by or on behalf of SWNB or any Subsidiary of SWNB (the “Privacy Requirements”). SWNB or any Subsidiary of SWNB, as applicable, will have the right after the execution of this Agreement to use such Personal Data in substantially the same manner as used by SWNB or such Subsidiary prior to the execution of this Agreement. Southwestern National Bank has adopted a written information security program approved by the Board of Directors of Company. Such information security program meets the requirements of 12 C.F.R. part 364, Appendix B, and 201 C.M.R. 17.00 (the “Information Security Requirements”) and includes (A) security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access or use by any parties and (B) SWNB’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security, confidentiality of all Personal Data in accordance with the Privacy Requirements and the Information Security Requirements. To the Knowledge of SWNB, neither SWNB nor any Subsidiary of SWNB has suffered any breach in security that has permitted any unauthorized access to the Personal Data under the control or possession of SWNB or any Subsidiary of SWNB. SWNB or any Subsidiary of SWNB, as applicable, has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy, security and confidentiality of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

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4.26          Internal Controls.

4.26.1    SWNB and its Subsidiaries maintain internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of SWNB and its Subsidiaries, (iii) access to assets of SWNB and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of SWNB and its Subsidiaries is compared with existing assets at regular intervals, and (v) assets and liabilities of SWNB and its Subsidiaries are recorded accurately in SWNB’s Financial Statements.

4.26.2    SWNB has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of SWNB: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.26.3    Since December 31, 2017, (i) neither SWNB nor any of the SWNB Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of SWNB or any of the SWNB Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SWNB or any of the SWNB Subsidiaries, whether or not employed by it or any of the SWNB Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SWNB or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

4.27          Bank Owned Life Insurance.

SWNB and each SWNB Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. Southwestern National Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.

4.28          IT Systems.

To the Knowledge of SWNB, since January 1, 2015, all computer systems, servers, network equipment and other computer hardware and software owned, leased or licensed by SWNB and its Subsidiaries and used in the Business (“IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of SWNB and its Subsidiaries. SWNB and its Subsidiaries have (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored on any IT Systems), (ii) continuously maintained all licenses necessary to use its IT Systems, and (iii) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two (2) year period prior to the date of this Agreement, there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Business nor has there been any unauthorized access to or use of any IT Systems.

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4.29          Repurchase Agreements.

SWNB and its Subsidiaries have not entered into any agreements pursuant to which SWNB or its Subsidiaries have purchased securities subject to an agreement to resell.

4.30          SWNB Information Supplied.

The information relating to SWNB and its Subsidiaries to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.31          Antitakeover Provisions Inapplicable; Required Vote

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Texas, including the provisions of the TBOC applicable to SWNB. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which SWNB or any of its Subsidiaries is a party or is otherwise bound.

The affirmative vote of two-thirds of the issued and outstanding shares of SWNB Common Stock is required to approve this Agreement and the Merger under the TBOC and SWNB's articles of incorporation.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF Hanmi

Hanmi represents and warrants to SWNB as set forth in this Article V, subject to the standard set forth in Section 5.1 and except as (i) set forth in the Hanmi Disclosure Schedule delivered by Hanmi to SWNB on the date hereof or (ii) disclosed in any report, schedule, form or other document filed with the SEC by Hanmi prior to the date hereof and on or after the date on which Hanmi filed with the SEC its annual report on Form 10-K for the year ended December 31, 2017, provided, however, that disclosure in any schedule of such Hanmi Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. Hanmi has made a good faith, diligent effort to ensure that the disclosure on each schedule of the Hanmi Disclosure Schedule corresponds to the Section referenced herein. References to the Knowledge of Hanmi shall include the Knowledge of Hanmi Bank.

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5.1              Standard.

Except as set forth in the following sentence, no representation or warranty of Hanmi contained in this Article V shall be deemed untrue or incorrect, and Hanmi shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4 and 5.2.5 and the last sentence of each of Sections 5.2.1 and 5.2.2), 5.4.1, 5.4.2(i) and (ii), and 5.14 and 5.17, which shall be true and correct in all material respects, and in Section 5.3, which shall be true in all respects.

5.2              Organization.

5.2.1        Hanmi is a corporation duly organized and validly existing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. Hanmi has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2        Hanmi Bank is a California state chartered bank duly organized and validly existing under the laws of the State of California. The deposits in Hanmi Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Hanmi Bank is a member in good standing of the FHLB and owns the requisite amount of FHLB stock.

5.2.3        Each Hanmi Subsidiary (other than Hanmi Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Hanmi Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4        The respective minute books of Hanmi, Hanmi Bank and each other Hanmi subsidiary accurately record all corporate actions of their respective stockholders and Boards of Directors (including committees).

5.2.5        Prior to the date of this Agreement, Hanmi has made available to SWNB true and correct copies of the certificate of incorporation and bylaws or other governing documents of Hanmi and Hanmi Bank.

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5.3              Capitalization.

5.3.1        The authorized capital stock of Hanmi consists of (i) 62,500,000 shares of Hanmi Common Stock and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (“Hanmi Preferred Stock” and collectively with the Hanmi Common Stock, the “Hanmi Stock”). As of the date hereof, there are (i) 32,496,354 shares of Hanmi Common Stock validly issued and outstanding, fully paid and non-assessable, (ii) 669,470 shares of Hanmi Common Stock held by Hanmi in its treasury, (iii) no shares of Hanmi Preferred Stock outstanding, and (iv) 329,003 shares of Hanmi Common Stock reserved for issuance upon the exercise of outstanding stock options. Hanmi does not own, of record or beneficially, any shares of Hanmi Stock, other than shares held as treasury stock. Neither Hanmi nor any Hanmi Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Hanmi, or any other security of Hanmi or any Hanmi Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of Hanmi or any Hanmi Subsidiary or any other security of Hanmi or any Hanmi Subsidiary, other than shares of Hanmi Common Stock underlying the options granted pursuant to benefit plans maintained by Hanmi. All shares of Hanmi Common Stock issuable pursuant to option plans maintained by Hanmi are or will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2        Hanmi owns all of the capital stock of each Hanmi Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Hanmi Subsidiaries, Hanmi does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of Hanmi or any Hanmi Subsidiary, including stock in the FHLB (which as to any one issuer, does not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Hanmi Bank.

5.3.3        To Hanmi’s Knowledge, except as set forth in Schedules 13D or 13G filed with the SEC, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Hanmi Common Stock.

5.3.4        No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Hanmi’s stockholders may vote have been issued by Hanmi and are outstanding.

5.4              Authority; No Violation.

5.4.1        Hanmi has full corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals and filings set forth in Section 5.5, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Hanmi’s Board of Directors, and no other corporate proceedings on the part of Hanmi are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Hanmi and, assuming the due authorization, constitutes a valid and binding obligation of Hanmi, enforceable against Hanmi in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

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5.4.2        The execution, delivery and performance of this Agreement by Hanmi do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 5.5 have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Hanmi or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of Hanmi or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Hanmi or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Hanmi or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

5.5              Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the certificate of merger with the Secretary of State of the State of Delaware and the certificate of merger with the Secretary of State of the State of Texas, (d) the filing with the SEC of the Merger Registration Statement and obtaining from the SEC of such orders as may be required in connection therewith, (e) the receipt of the affirmative vote of the holders of two-thirds of the issued and outstanding shares of SWNB Common Stock, and (f) notification of the listing of Hanmi Common Stock to be issued in the Merger on Nasdaq, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Hanmi, the completion by Hanmi of the Merger and the performance by Hanmi of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. As of the date hereof, Hanmi has no Knowledge of any reason, fact or circumstance pertaining to Hanmi or Hanmi Bank as to why any of the approvals referred to in this Section 5.5 should not be obtained without the imposition of any material condition or restriction described in Section 9.2.6, or that would materially impede or delay receipt of any such approvals.

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5.6              Financial Statements.

5.6.1        The Hanmi Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

5.6.2        Hanmi has previously made available to SWNB the Hanmi Financial Statements. The Hanmi Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Hanmi and the Hanmi Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

5.6.3        At the date of the most recent consolidated statement of financial condition included in the Hanmi Financial Statements or in the Hanmi Regulatory Reports, Hanmi did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Hanmi Financial Statements or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material, individually or in the aggregate, or that are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7              Taxes.

5.7.1        Hanmi and each of its Subsidiaries has filed all federal and other material Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by Hanmi or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Hanmi and which Hanmi is contesting in good faith. Hanmi is not the beneficiary of any extension of time within which to file any Tax Return and neither Hanmi nor any of its Subsidiaries currently has any open tax years ending before December 31, 2014. No claim has ever been made by an authority in a jurisdiction where Hanmi does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Hanmi or any of its Subsidiaries.

5.7.2        Hanmi has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

5.7.3        No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or, to Hanmi’s Knowledge, are pending with respect to Hanmi. Other than with respect to audits that have already been completed and resolved, Hanmi has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Hanmi has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Hanmi.

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5.7.4        Hanmi has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

5.7.5        Hanmi has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Hanmi has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections 6662 or 6662A and has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations. Hanmi is not a party to or bound by any Tax allocation or sharing agreement. Hanmi (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Hanmi), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Hanmi) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

5.7.6        The unpaid Taxes of Hanmi (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Hanmi Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Hanmi in filing its Tax Returns. Since December 31, 2017, Hanmi has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

5.7.7        Hanmi will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement except in the ordinary course of business.

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5.7.8        Neither Hanmi nor any of the Hanmi Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.8              No Material Adverse Effect.

Since December 31, 2017, (i) there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Hanmi or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hanmi or (ii) except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Hanmi and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

5.9              Contracts.

Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Hanmi or any of its Subsidiaries is a party or by which Hanmi or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Hanmi, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Hanmi Contract”). Each Hanmi Contract is valid and binding on Hanmi or its Subsidiaries and is in full force and effect.

5.10          Ownership of Property; Insurance Coverage.

5.10.1    Hanmi and each Hanmi Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Hanmi or such Hanmi Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Hanmi Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an Hanmi Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith. Hanmi and the Hanmi Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Hanmi and the Hanmi Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Hanmi Financial Statements.

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5.10.2    With respect to all material agreements pursuant to which Hanmi or any Hanmi Subsidiary has purchased securities subject to an agreement to resell, if any, Hanmi or such Hanmi Subsidiary, as the case may be, has a lien or security interest (which to Hanmi’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.10.3    Hanmi and each Hanmi Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Hanmi nor any Hanmi Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices of claim have been given by Hanmi or any Hanmi Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and Since January 1, 2015, Hanmi and each Hanmi Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.

5.11          Legal Proceedings.

Neither Hanmi nor any Hanmi Subsidiary is a party to any, and there are no pending or, to the Knowledge of Hanmi, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Hanmi or any Hanmi Subsidiary, (ii) to which Hanmi or any Hanmi Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) that reasonably could be expected to adversely affect the ability of Hanmi or any Hanmi Subsidiary to perform under this Agreement.

5.12          Compliance with Applicable Law.

5.12.1    To Hanmi’s Knowledge, Hanmi and each Hanmi Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, USA PATRIOT Act, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, Regulation O of the Federal Reserve Board, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Hanmi nor any Hanmi Subsidiary has received any written notice to the contrary.

5.12.2    None of (i) Hanmi, (ii) any Subsidiary of Hanmi, (iii) any Person on whose behalf Hanmi or any Subsidiary of Hanmi is acting, or (iv) to Hanmi’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by Hanmi or any Subsidiary of Hanmi, is (A) named on the most current list of “Specially Designated Nationals” published by OFAC or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither Hanmi and nor any of its Subsidiaries, including Hanmi Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither Hanmi nor any of its Subsidiaries, including Hanmi Bank, is currently engaging in such transactions. Hanmi and its Subsidiaries, including Hanmi Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

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5.12.3    Hanmi and each Hanmi Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Hanmi, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.12.4    Since January 1, 2015, neither Hanmi nor any Hanmi Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Hanmi or any Hanmi Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Hanmi or any Hanmi Subsidiary, or indicating that Hanmi or any Hanmi Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks or bank holding companies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Hanmi or any Hanmi Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Hanmi or any Hanmi Subsidiary. Neither Hanmi nor any Hanmi Subsidiary has, since January 1, 2015, consented to or entered into any Regulatory Agreement that is currently in effect, or been threatened with any Regulatory Agreement. The most recent regulatory rating given to Hanmi Bank as to compliance with the CRA is “Satisfactory” or better.

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5.13          Employee Benefit Plans.

5.13.1    For purposes of this Agreement, “Hanmi Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, Hanmi, any Hanmi Subsidiary or any of their ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to Hanmi or any Hanmi Subsidiary and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Hanmi are eligible to participate.

5.13.2    All Hanmi Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws, including but not limited to the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and any regulations promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA HIPAA and ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Hanmi Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and there are no circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan that has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Hanmi, there exists no fact that would adversely affect the qualification of any of the Hanmi Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Hanmi Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits). To Hanmi’s Knowledge, neither Hanmi nor any Hanmi Subsidiary has engaged in a transaction, or omitted to take any action with respect to any Hanmi Benefit Plan that would reasonably be expected to subject Hanmi or any Hanmi Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

5.13.3    No Hanmi Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which SWNB or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a pension plan maintained by more than one employer as described in Section 413(c) of the Code. Neither Hanmi nor any ERISA Affiliate has ever maintained or contributed to any Hanmi Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA).

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5.13.4    All material contributions required to be made under the terms of any Hanmi Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Hanmi’s consolidated financial statements to the extent required by GAAP. Hanmi and each Hanmi Subsidiary have expensed and accrued as a liability the present value of future benefits under each applicable Hanmi Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.13.5    To Hanmi’s Knowledge, neither Hanmi nor any Hanmi Subsidiary, nor any director or employee of Hanmi or any Hanmi Subsidiary who is a fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Hanmi Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

5.13.6    No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Hanmi, has been threatened or is anticipated, against any Hanmi Benefit Plan (other than routine claims for benefits and appeals of such claims), Hanmi or any Hanmi Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any Hanmi Benefit Plan.

5.14          Brokers, Finders and Financial Advisors.

Neither Hanmi nor any Hanmi Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of D.A. Davidson & Co. by Hanmi and the fee payable pursuant thereto.

5.15          Environmental Matters.

Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Hanmi, Hanmi and its Subsidiaries are in compliance, and at all times since January 1, 2015 have complied, with all applicable federal, state and local laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Entity relating to Environmental Laws.

5.16          Loan Portfolio.

The allowance for loan losses reflected in Hanmi’s audited consolidated statements of financial condition at December 31, 2017 and 2016 were, and the allowance for loan losses shown in the unaudited consolidated financial statements for periods ending after December 31, 2017 were, or will be, calculated in accordance with GAAP and all applicable rules and regulations as applied to banking institutions, and, in the reasonable opinion of management, adequate to provide for all possible losses, net of recoveries relating to loans previously charged off, on loans outstanding; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Hanmi, each outstanding Loan of Hanmi and its Subsidiaries (including Loans held for resale to investors) was originated, and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Hanmi and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

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5.17          Board Approval.

The Board of Directors of Hanmi determined that the Merger is fair to, and in the best interests of, Hanmi, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby. The Board of Directors of Hanmi has taken all action so that SWNB and Southwestern National Bank will not be prohibited from entering into or consummating a business combination with Hanmi as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any anti-takeover laws.

5.18          Hanmi Information Supplied.

The information relating to Hanmi and any Hanmi Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.19          Internal Controls.

5.19.1    The records, systems, controls, data and information of Hanmi and the Hanmi Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Hanmi or the Hanmi Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Hanmi and the Hanmi Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Hanmi has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and the Hanmi Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

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5.19.2    Hanmi has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of Hanmi; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

5.19.3    Since December 31, 2017, (i) neither Hanmi nor any of the Hanmi Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Hanmi or any of the Hanmi Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Hanmi or any of the Hanmi Subsidiaries, whether or not employed by it or any of the Hanmi Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Hanmi or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

5.20          Securities Documents.

Hanmi has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“Hanmi SEC Reports”) required to be filed by it with the SEC since January 1, 2016. As of their respective dates, the Hanmi SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the Hanmi SEC Reports has been incorporated by reference into the Hanmi SEC Reports, the Hanmi SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. Hanmi has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the Hanmi SEC Reports.

5.21          Hanmi Common Stock.

The shares of Hanmi Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

5.22          Available Funds

Immediately prior to the Effective Time, Hanmi will have sufficient cash to pay the aggregate Cash Consideration as required by Section 3.1.

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ARTICLE VI
COVENANTS OF SWNB

6.1              Conduct of Business.

6.1.1        Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Hanmi, which consent will not be unreasonably withheld, conditioned or delayed, SWNB will, and it will cause each SWNB Subsidiary to: (i) operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; (ii) maintain the allowance for loan losses account in accordance with GAAP, in the ordinary course of business, consistent with past practice, and in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements; provided, further, that such allowance for loan losses shall be an amount not less than $4,231,000; (iii) promptly accrue for the estimated cost of carrying and disposing of nonperforming loans and OREO Property including any specific reserve required for the ownership or sale of such OREO Property; (iv) promptly pay or accrue all expenses as incurred in the ordinary course of business, consistent with past practice; and (v) voluntarily take no action that would: (x) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals or consummate the Merger (other than as contemplated in Section 6.10); (y) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (z) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2        Negative Covenants. SWNB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, consented to by Hanmi in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed, or as set forth on SWNB Disclosure Schedule 6.1.2, it will not, and it will cause each of the SWNB Subsidiaries not to:

(A)      take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B)       change or waive any provision of its articles of incorporation (or charter in the case of Southwestern National Bank) or bylaws, except as required by law;

(C)       (i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except for issuances of SWNB Common Stock upon the exercise of SWNB Stock Options outstanding on the date hereof and included in SWNB Disclosure Schedule 4.3.5), any Rights, any new award or grant under the SWNB Benefit Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) accelerate the vesting of any existing Rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, repurchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time (other than the acquisition of shares of SWNB Common Stock from a holder of SWNB Stock Options in satisfaction of withholding obligations or in payment of the exercise price, as may be permitted pursuant to SWNB Benefit Plans or the applicable award agreements).

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(D)      make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends payable pursuant to Section 6.15, and except that SWNB may pay Subchapter S tax distributions to its shareholders in a manner consistent with past practice, and Southwestern National Bank may pay dividends to SWNB to facilitate the payment of such Subchapter S tax distributions;

(E)       enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $75,000, except as contemplated by this Agreement;

(F)        make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(G)      increase salary or wages, grant or agree to pay any bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except: (i) for bonuses, incentive payments and salary adjustments in the ordinary course of business consistent with past practice, provided that any increases to such amounts shall not exceed five percent (5%); or (ii) as otherwise contemplated by this Agreement. Neither SWNB nor any SWNB Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000; provided, however, that a SWNB Subsidiary may hire at-will, non-officer employees at an annual compensation rate not to exceed $50,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that neither SWNB nor any SWNB Subsidiary shall hire any new employee without first seeking to fill any position internally;

(H)      enter into or, except as may be required by law or regulatory guidance or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice;

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(I)         merge or consolidate SWNB or any SWNB Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of SWNB or any SWNB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between SWNB or Southwestern National Bank and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice; increase the rate of interest paid on deposits, except in the ordinary course of business consistent with the past practice; permit the revocation or surrender by Southwestern National Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(J)         except for transactions with the FHLB, subject any asset of SWNB or of any SWNB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice and with a duration of not more than one (1) year;

(K)      change its methods, practices or principles of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating SWNB or Southwestern National Bank;

(L)       waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which SWNB or any SWNB Subsidiary is a party other than in the ordinary course of business consistent with past practice;

(M)     purchase any securities except securities: (i) rated “AA” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service; (ii) having a face amount in the aggregate of not more than $100,000; and (iii) with a duration of not more than one (1) year;

(N)      except for Loans or commitments for Loans that have previously been approved by SWNB prior to the date of this Agreement, (i) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loans, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices, (ii) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, except (a) in conformity with existing lending practices in amounts not to exceed $75,000 if such Loan is not fully secured, $500,000 if such Loan is fully secured by residential real estate or, $1,000,000 if such Loan is fully secured by commercial or multi-family real estate and the proposed credit facility does not represent an exception to SWNB’s existing commercial loan policy, (b) Loans as to which SWNB has a binding obligation to make such Loans (including without limitation lines of credit and letters of credit) as of the date hereof and that are described in SWNB Disclosure Schedule 6.1.2(N); provided, however, that neither SWNB nor any of its Subsidiaries shall make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding Loans and commitments for Loans made to such Person and such Person’s family members and Affiliates, the Loans would exceed $2,000,000. In the event that Hanmi’s prior written consent is required pursuant to this Section 6.1.2(N), such consent shall be deemed to have been provided if Hanmi does not object in writing within forty-eight (48) hours after Hanmi’s chief credit administration officer receives a copy of the loan write-up containing the information customarily submitted in connection with approval of such loan; provided further, that SWNB shall have unfettered access to Hanmi’s chief credit administration officer;

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(O)      sell, transfer, mortgage, encumber or otherwise dispose of any of its real property (including any real estate owned acquired through foreclosure) with a book value in excess of $400,000 to any person;

(P)        enter into, renew, extend or modify any other contract, agreement or arrangement (other than a deposit account) with any Affiliate;

(Q)      enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(R)       except for the execution of this Agreement and actions taken or that will be taken in accordance with this Agreement, take any action that would give rise to a right of payment to any individual under any employment or change in control agreement;

(S)        make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(T)        except for the execution of this Agreement and the transactions contemplated hereby and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any SWNB Benefit Plan;

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(U)      make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof or as set forth on SWNB Disclosure Schedule 6.1.2(U);

(V)      purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(W)     except as set forth on SWNB Disclosure Schedule 6.1.2(W), sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Hanmi has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Hanmi;

(X)      undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by SWNB or any SWNB Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(Y)      pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(Z)       foreclose upon or take a deed or title to any commercial real estate (i) without having a Phase I environmental assessment of the property conducted as of a reasonably current date and providing notice to Hanmi of such assessment, and (ii) if such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern;

(AA) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(BB) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Hanmi and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Hanmi (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Hanmi (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

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(CC)  make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(DD) except for Loans made in accordance with Regulation O of the Federal Reserve (12 C.F.R. Part 215) (i) make any new Loan, or commit to make any new Loan, to any director or executive officer of SWNB or Southwestern National Bank, or any entity controlled, directly or indirectly, by any of the foregoing or (ii) amend, renew or increase any existing Loan, or commit to amend, renew or increase any such Loan, to any director or executive officer of SWNB or Southwestern National Bank, or any entity controlled, directly or indirectly, by any of the foregoing;

(EE)   make any payment that would constitute a “parachute payment” as such term is defined in Code Section 280G;

(FF)    make any reversal of its allowance for loan losses; or

(GG) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2              Current Information.

6.2.1        During the period from the date of this Agreement to the Effective Time, SWNB will cause its representatives to confer with representatives of Hanmi to inform Hanmi regarding SWNB’s operations at such times as Hanmi may reasonably request. SWNB will promptly notify Hanmi of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving SWNB or any SWNB Subsidiary. Without limiting the foregoing, senior officers of Hanmi and SWNB shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of SWNB and the SWNB Subsidiaries, and SWNB shall give due consideration to Hanmi’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Hanmi nor Hanmi Bank shall under any circumstance be permitted to exercise control of SWNB or any SWNB Subsidiary prior to the Effective Time and (ii) SWNB shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anticompetitive behavior under federal or state antitrust laws.

6.2.2        SWNB and Hanmi shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of SWNB to those used by Hanmi, which planning shall include, but not be limited to: discussion of the possible termination by SWNB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, including SWNB or any SWNB Subsidiary providing the necessary termination notice to its data processing provider prior to June 30, 2018; non-renewal of personal property leases and software licenses used by SWNB in connection with its systems operations; retention of outside consultants and additional employees to assist with the conversion; and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that SWNB shall not be obligated to take any such action prior to the Effective Time and, unless SWNB otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. Hanmi and Hanmi Bank shall indemnify SWNB for any reasonable out-of-pocket fees, expenses, or charges that SWNB or any SWNB Subsidiary may incur as a result of taking, at the request of Hanmi or any Hanmi Subsidiary, any action to facilitate the conversion.

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6.2.3        SWNB shall provide Hanmi, within fifteen (15) Business Days of the end of each calendar month, a written list of non-performing assets (the term “non-performing assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructurings” as defined in Accounting Standards Codification 310-40, (ii) loans on non-accrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans. On a monthly basis, SWNB shall provide Hanmi with a schedule of all (v) loan grading changes, (w) loan charge offs, (x) loan recoveries and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. SWNB shall provide Hanmi, substantially contemporaneously with the delivery to the Board of Directors of SWNB of the materials for the monthly board meeting, all materials for the monthly SWNB board meeting. SWNB will provide Hanmi with copies of all minutes of meetings of the SWNB board of directors and the committees thereof.

6.2.4        SWNB shall promptly inform Hanmi, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of SWNB or any SWNB Subsidiary under all applicable laws.

6.3              Access to Properties and Records.

Subject to Section 11.1, SWNB shall permit Hanmi access upon reasonable notice and at reasonable times to its properties and those of the SWNB Subsidiaries, and shall disclose and make available to Hanmi during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that SWNB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Hanmi may have a reasonable interest; provided, however, that SWNB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in SWNB’s reasonable judgment, would interfere with the normal conduct of SWNB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. SWNB shall provide and shall request its auditors to provide Hanmi with such historical financial information regarding it (and related audit reports and consents) as Hanmi may reasonably request for Securities Law disclosure purposes. Hanmi shall use commercially reasonable efforts to minimize any interference with SWNB’s regular business operations during any such access to SWNB’s property, books and records. SWNB and each SWNB Subsidiary shall permit Hanmi, at Hanmi’s expense, to (i) cause a Phase I or Phase II environmental assessment to be performed at any physical location owned or occupied by SWNB or any SWNB Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by SWNB or any SWNB Subsidiary. Hanmi shall indemnify SWNB and its Subsidiaries for all costs and expenses associated with returning any physical location to its previous condition.

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6.4              Financial and Other Statements.

6.4.1        Promptly upon receipt thereof, SWNB will furnish to Hanmi copies of each annual, interim or special audit of the financial statements of SWNB and the SWNB Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to SWNB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of SWNB and the SWNB Subsidiaries made by such accountants.

6.4.2        As soon as reasonably available, but in no event later than the date such documents are filed with the FDIC, OCC or FRB, SWNB will deliver to Hanmi the SWNB Regulatory Report filed by SWNB or Southwestern National Bank. Within twenty (20) days after the end of each month, Southwestern National Bank will deliver to Hanmi a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.4.3        With reasonable promptness, SWNB will furnish to Hanmi such additional financial data that SWNB possesses and as Hanmi may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.5              Maintenance of Insurance.

SWNB shall use commercially reasonable efforts to maintain, and to cause the SWNB Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by SWNB and the SWNB Subsidiaries as of the date of this Agreement and set forth on SWNB Disclosure Schedule 4.10.3. SWNB will promptly inform Hanmi if SWNB or any SWNB Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

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6.6              Disclosure Supplements.

From time to time prior to the Closing Date, SWNB will promptly supplement or amend the SWNB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such SWNB Disclosure Schedule or that is necessary to correct any information in such SWNB Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such SWNB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7              Consents and Approvals of Third Parties.

SWNB shall use its commercially reasonable efforts, and shall cause each SWNB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.8              All Reasonable Efforts.

Subject to the terms and conditions herein provided, SWNB agrees to use, and agrees to cause each SWNB Subsidiary to use, all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.9              Failure to Fulfill Conditions.

If SWNB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Hanmi.

6.10          No Solicitation.

6.10.1       From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, SWNB shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by SWNB or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding SWNB or any of its Subsidiaries or afford access to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Hanmi), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SWNB or any of its subsidiaries is a party or (vi) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any Acquisition Proposal or requiring SWNB to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of SWNB or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by SWNB or any of its Subsidiaries shall be deemed to be a breach of this Section 6.10 by SWNB. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by SWNB’s stockholders at the SWNB Stockholder Meeting, this Section 6.10(a) shall not prohibit SWNB from furnishing non-public information regarding SWNB and its Subsidiaries to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to SWNB by such person (and not withdrawn) if (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) SWNB has not breached any of the covenants set forth in this Section 6.10, (3) SWNB’s Board of Directors determines in good faith, after consultation with and after receiving the advice of its outside legal counsel, that the failure to do so would be reasonably likely to result in a violation of its fiduciary obligations to the SWNB’s stockholders under applicable law, and (4) at least two (2) Business Days prior to furnishing any non-public information to, or entering into discussions with, such person, SWNB gives Hanmi written notice of the identity of such person and of SWNB’s intention to furnish non-public information to, or enter into discussions with, such person and SWNB receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Hanmi and SWNB is to Hanmi.

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6.10.2       SWNB will notify Hanmi in writing within two (2) calendar days of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof and shall provide to Hanmi any written materials received by SWNB or any of its Subsidiaries in connection therewith. SWNB will keep Hanmi informed immediately of any developments with respect to any such Acquisition Proposal, request or inquiry orally (within one (1) calendar day) upon the occurrence thereof.

6.10.3       SWNB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

6.11          Termination of Certain SWNB Benefit Plans

If requested in writing by Hanmi no later than thirty (30) days prior to the Closing Date, and subject to the occurrence of the Effective Time, Hanmi may direct SWNB to adopt such resolutions and/or amendments to cause the SWNB 401(k) Plan to be terminated, frozen in its entirety or frozen to new participants. If Hanmi requests that SWNB terminate the SWNB 401(k) Plan, SWNB shall commence preparation of the documentation necessary to file or to facilitate Hanmi’s filing of a request with the IRS for a favorable determination letter on termination of the SWNB 401(k) Plan. If Hanmi requests SWNB to fully or partially freeze the SWNB 401(k) Plan, SWNB shall similarly prepare and adopt the necessary resolutions and amendments to cause such freeze. The form and substance of any such resolutions and any necessary amendments shall be subject to the review and approval of Hanmi, which shall not be unreasonably withheld. SWNB shall deliver to Hanmi an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of SWNB and shall fully comply with such resolutions and any necessary amendments.

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6.12          Stockholder Litigation.

SWNB shall promptly notify Hanmi of any stockholder litigation against SWNB and/or its directors or Affiliates relating to the transactions contemplated by this Agreement and shall give Hanmi the opportunity to participate at its own expense in the defense or settlement of any such litigation. No such settlement shall be agreed to without Hanmi’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.13          SWNB Closing Capital.

No earlier than the 15th Business Day nor later than the 10th Business Day before the Closing, SWNB shall calculate in good faith, and pursuant to Section 6.1.1(ii), the estimated SWNB Capital as of Closing and shall provide Hanmi with a copy of the SWNB Financial Statements for the month preceding the date of calculation (if not already provided in accordance with Section 6.4), together with internally prepared financial statements through the date of calculation, estimated retained earnings through the date of Closing, the impact of any pending adjustments required in the calculation of the SWNB Capital, and any other documentation reasonably requested by Hanmi for purposes of confirming the amount of such SWNB Capital. For the avoidance of doubt, the calculation of SWNB Closing Capital shall include an estimate of SWNB’s earnings as of and through Closing. Hanmi shall review such materials and, within three Business Days following receipt thereof, notify SWNB as to whether Hanmi accepts or disputes the amount of the SWNB Capital. If Hanmi disputes such calculation in good faith, it shall describe in its notice its specific requested changes or adjustments. If Hanmi and SWNB are unable to resolve such dispute through good faith negotiations within three Business Days after delivery of Hanmi’s notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved by, an accounting firm that is mutually and reasonably acceptable to the parties (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to Hanmi and SWNB the resolution of such disputed matters and the effect of such determinations on the calculation of the SWNB Capital as of Closing, and such determinations shall be final, binding and conclusive unless Hanmi and SWNB mutually agree upon a different amount. The SWNB Capital as of Closing, as determined and agreed upon in writing by Hanmi and SWNB in accordance with this Section 6.13, is the “SWNB Closing Capital.” The fees and disbursements of the Independent Accountants pursuant to this Section 6.13 and Section 6.14 below shall be shared equally by Hanmi, on the one hand, and SWNB, on the other hand, and SWNB’s portion shall be an expense in the calculation of the SWNB Closing Capital.

6.14          Transaction Related Expense.

No earlier than the 15th Business Day prior to Closing nor later than the 10th Business Day before such Closing, SWNB shall calculate in good faith the estimated Transaction Related Expenses as of the Closing and shall provide Hanmi with a copy of a schedule in the form of Exhibit C detailing each Transaction Related Expense and any other documentation reasonably requested by Hanmi for purposes of confirming the amount of such Transaction Related Expenses. Hanmi shall review such materials and, within three Business Days following receipt thereof, notify SWNB as to whether Hanmi accepts or disputes the amount of the Transaction Related Expenses. If Hanmi disputes such calculation in good faith, it shall describe in its notice its specific requested changes or adjustments. If Hanmi and SWNB are unable to resolve such dispute through good faith negotiations within three Business Days after delivery of Hanmi’s notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved by the Independent Accountants in accordance with the process set forth in Section 6.13. The Transaction Related Expenses as of Closing, as determined and agreed upon in writing by Hanmi and SWNB in accordance with this Section 6.14, are the “Final Transaction Related Expenses.”

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6.15          Payment of Special Dividend.

To the extent the SWNB Closing Capital exceeds the Closing Capital Requirement after making all adjustments required by the terms of this Agreement, SWNB may, upon prior written notice to Hanmi and upon the satisfaction of the requirements and procedures pursuant to Section 6.13, effective immediately prior to the Effective Time, declare and pay a special dividend to its stockholders in the amount equal to the positive Closing Capital Differential; provided, however, that the amount of such dividend may be limited to the extent necessary to cause the Merger to effect a transfer of "substantially all of the properties" of SWNB and Southwestern National Bank within the meaning of Code Section 368(a)(2)(D), as determined in the reasonable discretion of Hanmi in consultation with its tax counsel and after consultation with SWNB and its tax counsel. If the Closing Capital Differential is a negative number, no special dividend may be paid by SWNB to the SWNB stockholders.

6.16          SWNB to Pay Out Accrued Paid Time Off Prior to Closing.

At or immediately prior to the Effective Time, SWNB shall pay out to SWNB employees all accrued and unpaid vacation, sick and/or paid time off balance with SWNB as of the Closing Date.

6.17	Private Letter Ruling.

SWNB, at its own expense, will use reasonable efforts to promptly prepare and to file as soon as practicable following the date hereof, but in no event later than ten (10) calendar days after the date hereof, all necessary documentation to obtain a private letter ruling from the IRS related to the subject matter disclosed in SWNB Disclosure Schedule 4.7.1. SWNB shall furnish to Hanmi for review and comment a copy of the filing to be made under this section prior to its filing. SWNB agrees to keep Hanmi apprised of: (i) the status of any comments or material correspondence with the IRS relating to the request for the private letter ruling; or (ii) or any event or fact that causes SWNB to believe that there is a reasonable likelihood that the required private letter ruling will not be obtained or that the receipt of ruling may be materially delayed.

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ARTICLE VII
COVENANTS OF Hanmi

7.1              Conduct of Business.

7.1.1        Covenants of Hanmi.

(A)      During the period from the date of this Agreement to the Effective Time, except with the written consent of SWNB, which consent will not be unreasonably withheld, conditioned or delayed, Hanmi will, and it will cause each Hanmi Subsidiary to: use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would (i) change or waive any provision of its articles of incorporation or bylaws in any way adverse to the rights of SWNB stockholders, except as required by law; (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals or consummate the Merger; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; or (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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(B)       Prior to the Effective Time, Hanmi shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

(C)       During the period from the date of this Agreement to the Effective Time, Hanmi will cause its representatives to confer with representatives of SWNB to reasonably inform SWNB regarding Hanmi’s operations at such times as SWNB may reasonably request. Hanmi will promptly notify SWNB of any material change in the ordinary course of Hanmi’s business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Hanmi or any Hanmi Subsidiary.

7.2              Disclosure Supplements.

From time to time prior to the Closing Date, Hanmi will promptly supplement or amend the Hanmi Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Hanmi Disclosure Schedule or that is necessary to correct any information in such Hanmi Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Hanmi Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3              Consents and Approvals of Third Parties.

Hanmi shall use its commercially reasonable efforts, and shall cause each Hanmi Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.4              All Reasonable Efforts.

Subject to the terms and conditions herein provided, Hanmi agrees to use and agrees to cause each Hanmi Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.5              Failure to Fulfill Conditions.

If Hanmi determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify SWNB.

7.6              Employee Matters.

7.6.1        Except as otherwise provided in this Agreement, Hanmi will review all the SWNB Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. Hanmi will use best efforts so that the former employees of SWNB or any SWNB Subsidiary who become employees of Hanmi or Hanmi Bank after the Effective Time (“Continuing Employees”) will become eligible to participate in any Hanmi Benefit Plan of similar character (to extent that one exists, other than any Hanmi or Hanmi Subsidiary non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar type of arrangement for “top hat” or key employees), to the extent such participation would not result in the duplication of benefits for the same period of service. Continuing Employees who become participants in a Hanmi Benefits Plan, including the Hanmi 401(k) Plan, shall be given credit for meeting eligibility and vesting requirements (but not for benefit accrual purposes in such plans) for service as an employee of SWNB or any SWNB Subsidiary prior to the Effective Time. This Agreement shall not be construed to limit the ability of Hanmi or Hanmi Bank to terminate the employment of any employee of SWNB or SWNB Subsidiary or to review any SWNB Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by Hanmi hereunder or by operation of law, Hanmi or any Hanmi Subsidiary shall have no obligation arising from and after the Effective Time to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of SWNB or any SWNB Subsidiary as of the Effective Time.

7.6.2        Hanmi shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to Hanmi and Hanmi Bank employees. Unless a Continuing Employee affirmatively terminates coverage under a SWNB or SWNB Subsidiary health plan prior to the time that such Continuing Employee becomes eligible to participate in the Hanmi health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the SWNB or SWNB Subsidiary health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Hanmi or Hanmi Bank and their dependents. Continuing Employees who become covered under health plans, programs and benefits of Hanmi or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under SWNB’s health plan for the plan year in which coverage commences under Hanmi’s health plan and shall not be subject to any pre-existing conditions under any such plans. In the event of a termination or consolidation of any SWNB or SWNB Subsidiary health plan, terminated employees of SWNB or any SWNB Subsidiary and qualified beneficiaries will have the right to continued coverage under group health plans of Hanmi in accordance with COBRA.

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7.6.3        In the event Hanmi requests SWNB to terminate the SWNB 401(k) Plan prior to the Effective Time, Hanmi agrees to take all other actions necessary to complete the termination of the SWNB 401(k) Plan, including filing final Forms 5500 and 5310, that arise or are ongoing after the Effective Time. In the event the SWNB 401(k) Plan is terminated, Hanmi agrees to permit participants in the SWNB 401(k) Plan who are Continuing Employees to roll over their account balances from such plans to the Hanmi 401(k) Plan following receipt of a favorable determination letter from the IRS, to the extent permitted by applicable law and in accordance with the Hanmi 401(k) Plan. If the SWNB 401(k) Plan is terminated or frozen prior to the Effective Time, Hanmi or Hanmi Bank shall take any necessary action, including amending the Hanmi 401(k) Plan, to provide that: (i) all Continuing Employees are given service credit with SWNB and the SWNB Subsidiary for purposes of determining eligibility and vesting under the Hanmi 401(k) Plan, and (ii) Continuing Employees who satisfy the eligibility requirements of the Hanmi 401(k) Plan shall enter the Hanmi 401(k) Plan immediately following the Effective Time.

7.6.4        Hanmi has considered and offered positions at Hanmi to Marianne Plant and Mohammed Younus on mutually agreeable terms, as set forth on Hanmi Disclosure Schedule 7.6.4. Hanmi agrees that each full-time SWNB employee who is involuntarily terminated by Hanmi (other than for “Cause” as reasonably determined in good faith by Hanmi ) at or within one year of the Effective Time and who is not covered by a separate severance, change in control or employment agreement or arrangement that specifically provides for severance payment on termination of employment, shall, upon executing an appropriate release of claims in the form reasonably determined by Hanmi, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at SWNB, with a maximum severance payment equal to 26 weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year. For purposes of calculating base pay, SWNB employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date.

7.6.5        Fifteen (15) days prior to the Closing Date, Hanmi will notify employees of SWNB that Hanmi intends not to retain after the Effective Time (“Non-retained Employees”). SWNB shall, prior to the Effective Time, pay any and all amounts which are due and payable to Non-retained Employees in connection with the termination of their employment, including, without limitation, any severance amounts payable to Non-retained Employees pursuant to SWNB’s severance policy as of the date of this Agreement, subject in the case of severance payments, to receipt from such Non-retained Employees of the release of claims referenced in Section 7.6.4 hereof. All such payments made or to be made to Non-retained Employees pursuant to this Section 7.6.5 shall be accrued for by SWNB prior to the Effective Time.

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7.6.6        Hanmi agrees to make payments to certain specified individuals in the form and amounts as set forth on Hanmi Disclosure Schedule 7.6.6, and such individuals set forth in Hanmi Disclosure Schedule 7.6.6 shall not be eligible for severance pursuant to Section 7.6.4 hereof.

7.7              Directors and Officers Indemnification and Insurance.

7.7.1        For six (6) years following the Effective Time, Hanmi shall maintain in effect SWNB’s current directors’ and officers’ liability insurance covering each person currently covered by SWNB’s directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Hanmi be required to expend in the aggregate pursuant to this Section 7.7.1 more than 175% of the annual premiums currently paid by SWNB for such insurance and, if Hanmi is unable to maintain such policy as a result of this proviso, Hanmi shall obtain the most advantageous policies of directors and officers insurance obtainable as is available by payment of the amount equal to the aforementioned cap; provided, further, that Hanmi may (i) request that SWNB obtain an extended reporting period endorsement under SWNB’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such person than SWNB’s existing insurance policies as of the date hereof.

7.7.2        In addition to Section 7.7.1, following the Effective Date, Hanmi shall to the fullest extent permitted under applicable law and the current provisions of the articles of incorporation and bylaws (or comparable organizational documents) of SWNB and the SWNB Subsidiaries (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of SWNB or any SWNB Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Hanmi, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an officer or director of SWNB or any SWNB Subsidiary or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another Person or benefit plan if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify Hanmi (but the failure so to notify Hanmi shall not relieve Hanmi from any liability that it may have under this Section 7.7.2, except to the extent such failure materially prejudices Hanmi). In the event of any such Claim (whether arising before or after the Effective Time) (1) Hanmi shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Hanmi shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Hanmi elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between Hanmi and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Hanmi shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Hanmi shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) Hanmi shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Hanmi shall also advance expenses as incurred in each case upon receipt of an undertaking from the Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

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7.7.3        If either Hanmi or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Hanmi shall assume the obligations set forth in this Section 7.7.

7.7.4        The obligations of Hanmi provided under this Section 7.7 are intended to be enforceable against Hanmi directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Hanmi.

7.7.5        Any indemnification payments made pursuant to this Section 7.7 are subject to and conditioned on their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

7.8              Stock Listing.

Hanmi agrees to file with the Nasdaq Stock Market, prior to the Effective Time, a notification form for the listing of all shares of Hanmi Common Stock to be issued in the Merger.

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7.9              Reservation of Stock.

Hanmi agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Hanmi Common Stock to fulfill its obligations under this Agreement.

7.10          Communications to SWNB Employees.

Hanmi and SWNB agree that as promptly as practicable following the execution of this Agreement, meetings with employees of SWNB and the SWNB Subsidiaries shall be held at such locations as Hanmi and SWNB shall mutually agree, provided that representatives of SWNB shall be permitted to attend such meetings. Hanmi and SWNB shall mutually agree in advance as to the scope and content of all communications to the employees of SWNB and the SWNB Subsidiaries regarding this Agreement and the transactions contemplated thereunder. At mutually agreed upon times following execution of this Agreement, representatives of Hanmi shall be permitted to meet with the employees of SWNB and the SWNB Subsidiaries to discuss employment opportunities with Hanmi, provided that representatives of SWNB shall be permitted to attend any such meeting.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1              Meeting of SWNB Stockholders.

8.1.1        SWNB will: (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC for the purpose of approving this Agreement and the Merger (the “SWNB Stockholders Meeting”), except as otherwise provided in this section; (ii) subject to Section 8.1.2, in connection with the solicitation of proxies with respect to the SWNB Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to its stockholders; (iii) include such recommendation in the Proxy Statement-Prospectus; (iv) use commercially reasonable efforts to obtain from its stockholders a vote approving and adopting this Agreement; and (v) cooperate and consult with each other with respect to each of the foregoing matters.

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8.1.2        Notwithstanding anything in this Agreement to the contrary, at any time prior to the SWNB Stockholders Meeting, SWNB’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would cause it to violate its fiduciary duties under applicable law, withdraw, modify or change its recommendation that the stockholders of SWNB approve this Agreement in a manner adverse to Hanmi (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, SWNB shall have complied in all material respects with Section 6.10, given Hanmi written notice promptly (and in any event within twenty-four (24) hours) advising it of the decision of SWNB’s Board of Directors to take such action and, if the decision relates to an Acquisition Proposal, given Hanmi the material terms and conditions of the Acquisition Proposal or inquiry, including the identity of the person making any such Acquisition Proposal; and provided, further, that if the decision relates to an Acquisition Proposal: (i) SWNB shall have given Hanmi two (2) Business Days after delivery of such notice (the “Notice Period”) to Hanmi to propose revisions to the terms of this Agreement (or make another proposal) and if Hanmi proposes to revise the terms of this Agreement, SWNB shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with Hanmi with respect to such proposed revisions or other proposal; and (ii) SWNB’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Hanmi, if any, that such Acquisition Proposal constitutes a Superior Proposal. If SWNB’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the stockholders of SWNB approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change. In the event of any material revisions to the Acquisition Proposal that result in terms that are less favorable to SWNB, SWNB shall be required to deliver a new written notice to Hanmi and to again comply with the requirements of this Section 8.1.2 with respect to such new Notice Period; provided, however, that SWNB shall only be obligated to extend the notice contemplated by this Section 8.1.2 once, and in the case of a Superior Proposal, Hanmi shall be required to submit its “best and final” proposal by the end of such Notice Period. Nothing contained in this Agreement shall prohibit SWNB from otherwise disclosing any information to its stockholders that the Board of Directors of SWNB determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to SWNB’s stockholders under applicable law, subject to compliance with the requirements of Section 8.1.2.

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8.2              Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1        For the purposes of (i) registering Hanmi Common Stock to be offered to holders of SWNB Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) holding the SWNB Stockholders Meeting, Hanmi shall prepare, and SWNB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws and the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by SWNB to the SWNB stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Hanmi shall provide SWNB and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Each of Hanmi and SWNB shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and SWNB shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. Hanmi shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and SWNB shall furnish all information concerning SWNB and the holders of SWNB Common Stock as may be reasonably requested in connection with any such action.

8.2.2        Hanmi shall, as soon as practicable after the date of this Agreement, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Hanmi will advise SWNB promptly after Hanmi receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of Hanmi Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Hanmi will provide SWNB with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as SWNB may reasonably request.

8.2.3        SWNB and Hanmi shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, SWNB shall cooperate with Hanmi in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Hanmi shall file an amended Merger Registration Statement with the SEC, and SWNB shall mail an amended Proxy Statement-Prospectus to its stockholders.

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8.3              Regulatory Approvals.

Each of SWNB and Hanmi will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the Bank Regulators or any other third parties or Governmental Entities necessary to consummate the transactions contemplated by this Agreement. SWNB and Hanmi will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of SWNB or Hanmi to any Bank Regulator or Governmental Entity in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. SWNB shall have the right to review and approve in advance all characterizations of the information relating to SWNB and any SWNB Subsidiary that appears in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, SWNB and Hanmi shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of SWNB and Hanmi will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement. Each of Hanmi and SWNB agrees to keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Bank Regulator or Governmental Entity, the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement, that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Bank Regulator or Governmental Entity will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”).  Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing, Hanmi shall, to the extent permitted by applicable law (i) promptly advise SWNB of the receipt of any substantive communication from a Bank Regulator or Governmental Entity with respect to the transactions contemplated hereby, (ii) provide SWNB with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Bank Regulator or Governmental Entity with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide SWNB (as permitted by such Bank Regulators) with a reasonable opportunity to participate in any meetings or substantive telephone conversations that Hanmi or any Hanmi Subsidiaries or their respective representatives may have from time to time with any Bank Regulator or Governmental Entity with respect to the transactions contemplated by this Agreement

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ARTICLE IX
CLOSING CONDITIONS

9.1              Conditions to Each Party’s Obligations Under this Agreement.

The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1        Stockholder Approval. This Agreement and each transaction contemplated hereby requiring stockholder approval shall have been approved and adopted by the requisite vote of the stockholders of SWNB.

9.1.2        Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3        Regulatory Approvals. All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

9.1.4        Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Hanmi Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5        Nasdaq Listing. Hanmi shall have filed with the Nasdaq Stock Market a notification form for the listing of all shares of Hanmi Common Stock to be issued in the Merger, and the Nasdaq Stock Market shall have authorized and not have objected to the listing of such shares of Hanmi Common Stock.

9.2              Conditions to the Obligations of Hanmi Under this Agreement.

The obligations of Hanmi to effect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by Hanmi:

9.2.1        Representations and Warranties. Each of the representations and warranties of SWNB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and SWNB shall have delivered to Hanmi a certificate to such effect signed by the Chairman and the Chief Financial Officer of SWNB as of the Closing Date.

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9.2.2        Agreements and Covenants. SWNB and each SWNB Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Hanmi shall have received a certificate signed on behalf of SWNB by the Chairman and Chief Financial Officer of SWNB to such effect dated as of the Closing Date.

9.2.3        No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on SWNB.

9.2.4        Tax Opinion. Hanmi shall have received an opinion of Luse Gorman, PC, counsel to Hanmi, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Hanmi, SWNB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.2.5        Dissenting Shares. As of immediately prior to the Effective Time, not more than 10.0% of the issued and outstanding shares of SWNB Common Stock shall have perfected their right to dissent under the TBOC in accordance with Section 3.1.7 herein.

9.2.6        Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Hanmi of the transactions contemplated hereby that, had such condition or requirement been known, Hanmi would not, in its reasonable judgment, have entered into this Agreement.

9.2.7        Minimum Deposits. As of the close of business on the third Business Day immediately preceding the Closing Date, Southwestern National Bank shall have total month-to-date average Core Deposits of not less than $190,000,000.

9.2.8        Closing Capital. SWNB will have (i) delivered to Hanmi the financial information set forth in Section 6.13, (ii) the parties will have agreed upon the amount of SWNB Closing Capital pursuant to the terms of Section 6.13, and (iii) such amount will be equal to or greater than the Closing Capital Requirement.

9.2.9        Allowance for Loan Losses. As of the close of business on the third Business Day immediately preceding the Closing Date, Southwestern National Bank’s allowance for loan losses shall not be less than $4,231,000.

9.2.10    Private Letter Ruling. SWNB shall have received a favorable private letter ruling from the IRS as required under Section 6.17.

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9.3              Conditions to the Obligations of SWNB Under this Agreement.

The obligations of SWNB to effect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by SWNB:

9.3.1        Representations and Warranties. Each of the representations and warranties of Hanmi set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and Hanmi shall have delivered to SWNB a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Hanmi as of the Closing Date.

9.3.2        Agreements and Covenants. Hanmi and Hanmi Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and SWNB shall have received a certificate signed on behalf of Hanmi by the Chief Executive Officer and Chief Financial Officer of Hanmi to such effect dated as of the Closing Date.

9.3.3        No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on Hanmi.

9.3.4        Tax Opinion. SWNB shall have received an opinion of Fenimore, Kay, Harrison & Ford, LLP, special counsel to SWNB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Hanmi, SWNB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1          Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of SWNB (except as otherwise indicated below):

10.1.1    By the mutual written agreement of Hanmi and SWNB;

10.1.2    By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure the breach; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by SWNB) or Section 9.3.1 (in the case of a breach of a representation or warranty by Hanmi);

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10.1.3    By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by SWNB) or Section 9.3.2 (in the case of a breach of covenant by Hanmi);

10.1.4    By either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Hanmi and SWNB; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5    By either party, in the event of the failure of SWNB’s stockholders to approve the Agreement at the SWNB Stockholder Meeting; provided, however, that SWNB shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 8.1.1 (subject to Section 8.1.2);

10.1.6    By either party, if (i) final action has been taken by a Bank Regulator whose approval is required to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7    By Hanmi, if (i) SWNB shall have breached its obligations under Section 6.10 or 8.1 (subject to Section 8.1.2) or (ii) if SWNB has received a Superior Proposal and the Board of Directors of SWNB does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve this Agreement, the Board of Directors effects a Change of Recommendation.

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10.1.8    By SWNB, if SWNB has received a Superior Proposal and the Board of Directors of SWNB has made a determination to accept such Superior Proposal but only if SWNB’s Board of Directors has determined in good faith, after consultation with legal counsel, that the failure to take such action would cause the Board of Directors to violate its fiduciary duties under applicable law.

10.1.9    By Hanmi, if (i) SWNB does receive a favorable private letter ruling from the IRS as required under Section 6.17 or (ii) SWNB does not receive a private letter ruling from the IRS as required under Section 6.17 within six (6) months from the date hereof.

10.2          Effect of Termination.

10.2.1    If this Agreement is terminated pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section that, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

10.2.2    If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)      Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)       If this Agreement is terminated because of a willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)       As a condition of Hanmi’s willingness, and in order to induce Hanmi to enter into this Agreement, and to reimburse Hanmi for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, SWNB hereby agrees to pay Hanmi, and Hanmi shall be entitled to payment of, $3.12 million (the “Termination Fee”) by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by Hanmi, as applicable, following the occurrence of any of the events set forth below:

(i)                 SWNB terminates this Agreement pursuant to Section 10.1.8 or Hanmi terminates this Agreement pursuant to Section 10.1.7; or

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(ii)               In the event that (a) a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or Board of Directors of SWNB, (b) thereafter, this Agreement is terminated (1) by Hanmi pursuant to Section 10.1.2 or 10.1.3 because of a breach by SWNB or any SWNB Subsidiary; (2) by Hanmi pursuant to Section 10.1.4; or (3) by Hanmi or SWNB pursuant to Section 10.1.5 because of the failure of the stockholders of SWNB to approve this Agreement at the SWNB Stockholders Meeting, and (c) within one (1) year after such termination, SWNB enters into a definitive agreement relating to an Acquisition Proposal or the consummates an Acquisition Proposal.

(D)      If this Agreement is terminated under Section 10.1.9, SWNB agrees to reimburse Hanmi by wire transfer of same day funds for all of its documented reasonable costs and expenses incurred in connection with obtaining the Regulatory Approvals required under this Agreement.

(E)       SWNB and Hanmi acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by SWNB and Hanmi pursuant to this Section 10.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party if this Agreement is terminated on the bases specified in such section.

10.3          Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Hanmi and SWNB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Hanmi or SWNB, there may not be, without further approval of such stockholders, any amendment of this Agreement that decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to SWNB’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

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ARTICLE XI
MISCELLANEOUS

11.1          Confidentiality.

Except as specifically set forth herein, Hanmi and SWNB mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3 and Sections 7.2 and 7.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

11.2          Public Announcements.

SWNB and Hanmi shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither SWNB nor Hanmi shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure that it deems necessary to satisfy such party’s disclosure obligations imposed by law.

11.3          Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein that by their terms apply in whole or in part after the Effective Time.

11.4          Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to SWNB, to:	Michael Hong
Director
SWNB Bancorp, Inc.
6901 Corporate Drive
Houston, Texas 77036

With required copies to:	Robert N. Flowers Lowell W. Harrison
Fenimore, Kay, Harrison & Ford, LLP
5307 E. Mockingbird Lane Suite 950
Dallas, Texas 75206

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If to Hanmi, to:	C. G. Kum
President and Chief Executive Officer
Hanmi Financial Corporation
3660 Wilshire Boulevard, Penthouse Suite A
Los Angeles, California 90010

With required copies to:	Vivian I. Kim
Senior Vice President and General Counsel
Hanmi Financial Corporation
3660 Wilshire Boulevard, Penthouse Suite A
Los Angeles, California 90010

With required copies to:	Lawrence M.F. Spaccasi Scott Brown
Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, DC 20015

or such other address as shall be furnished in writing by any party.

11.5          Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Section 7.7 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6          Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

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11.7          Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

11.8          Severability.

If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.

11.9          Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

11.10      Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11      Specific Performance.

The parties hereto agree that irreparable damage would occur if the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief; provided, however, that no specific performance will be available to either party if it has already received a termination fee pursuant to Section 10.2.

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11.12      Tax Matters.

For federal income tax purposes, the portion of the year from January 1 through the Effective Time will be treated as SWNB’s short Subchapter S corporation taxable year. Betsy Reese, as the individual appointed to represent the shareholders of SWNB with respect to certain tax matters arising under this Section 11.12 (or any successor appointed by Betsy Reese in writing who accepts the position, the “Shareholders’ Representative”), shall consult with the appropriate representative of Hanmi to cause to be prepared and filed all federal income Tax Returns for SWNB, including any amended Tax Returns, for the periods ending on or prior to the Closing Date (the “Pre-Closing Tax Returns”), and all such Tax Returns shall be prepared and filed by Hanmi, in a manner consistent with past custom and practice and any existing elections. Hanmi shall provide the Shareholders’ Representative with copies of any such Tax Returns at least fifteen (15) Business Days prior to the due date for such Pre-Closing Tax Returns and shall allow the Shareholders’ Representative to review and reasonably comment upon any Pre-Closing Tax Return prepared pursuant to the second sentence of this Section 11.12. Hanmi shall include SWNB’s income on SWNB’s federal Pre-Closing Tax Returns and state income Pre-Closing Tax Returns for all periods through the Closing Date and shall issue Schedules K-1 consistent with SWNB’s qualifications as an S corporation under the Code. Hanmi shall prepare and deliver, or cause to be prepared and delivered, and the Shareholders’ Representative shall consult with the appropriate representative of Hanmi to cause to be prepared and delivered, Schedules K-1 relating to Pre-Closing Tax Returns in a timely manner, but in no event later than March 31, 2019.

11.13      Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based on, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

[Signature page follows this page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

HANMI FINANCIAL CORPORATION /s/ C. G. Kum Name: C. G. Kum Title: President and Chief Executive Officer SWNB BANCORP, INC. /s/ C. K. Lee Name: C. K. Lee Title: Chairman

EXHIBIT A

FORM OF

SWNB BANCORP, INC. VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of May 18, 2018, is entered into by and between Hanmi Financial Corporation, a Delaware corporation (“Hanmi”) and the undersigned (the “Shareholder”), a shareholder of SWNB Bancorp, Inc., a Texas corporation (the “SWNB”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between Hanmi and SWNB, SWNB will be merged with and into Hanmi, with Hanmi as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, certain shares of common stock, par value $0.01, of SWNB (“Common Stock”) (all such shares, the “Existing Shares”); and

WHEREAS, as a condition and inducement for Hanmi to enter into the Merger Agreement, Hanmi has required that the Shareholder, in his, her or its capacity as a shareholder of SWNB, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Agreement:

a.	Term. “Term” means the period of time beginning on the Closing Date and ending two (2) years after the Closing Date.

b.	Beneficial Ownership. For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	Effectiveness; Termination. This Agreement shall be effective upon signing. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect as of the date of the termination of the Merger Agreement; provided that (i) this Section 2, Section 3 and Sections 9 through 14 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

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3.	Confidential Information. During the Term, the Shareholder shall not use or disclose any confidential information of Hanmi or SWNB obtained by such person while serving as a director or officer of SWNB except to the extent such disclosure is required by a judicial or other governmental order. For purposes of this Agreement, “confidential information” means any information and material of or relating to Hanmi or SWNB or any of their subsidiaries that is non-public or confidential, including proprietary information and trade secrets, and any and all information disclosed to or known by the Shareholder as a consequence of his or her employment or service as a director or officer with SWNB that is not generally known outside SWNB, but does not include (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure; (b) information that was in the Shareholder’s possession prior to serving as a director or officer or information received by the Shareholder from another person without any limitations on disclosure, but only if the Shareholder had no reason to believe that the other person was prohibited from using or disclosing such information by a contractual or fiduciary obligation; or (c) information that was independently developed by the Shareholder without using or referencing any confidential information of Hanmi or SWNB.

4.	Voting Agreement. From the date hereof until the earlier of (a) the final adjournment of SWNB Shareholder Meeting or (b) the termination of this Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees, that at any meeting (whether annual or special and each adjourned or postponed meeting) of SWNB’s shareholders, however called, or in connection with any written consent of SWNB’s shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of his, her or its Existing Shares and all other shares of Common Stock or voting securities of SWNB over which such Shareholder has acquired beneficial or record ownership after the date hereof and has the power to vote or direct the voting of (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any SWNB Stock Options) or otherwise) (together with the Existing Shares, the “Shares”), which such Shareholder owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of SWNB’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of SWNB contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to the Shareholder in his or her capacity as a shareholder and, to the extent the Shareholder serves as a member of the board of directors or as an officer of SWNB, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder solely in the Shareholder’s capacity as such a director or officer and not in violation of the Merger Agreement. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder or trustee capacity. To the extent the Shareholder does not control, by himself, herself or itself, the determinations of such shareholder entity, the Shareholder agrees to exercise all voting or other determination rights such Shareholder has in such shareholder entity to carry out the intent and purposes of his, her or its support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement. The Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth herein.

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5.	Transfer Restrictions Prior to the Merger. The Shareholder hereby agrees that such Shareholder will not, during the Support Period, without the prior written consent of Hanmi, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”); provided, that the Shareholder may (i) Transfer Shares pursuant to any currently existing pledge agreement or for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and the Shareholder provides at least two (2) days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement), in which case the Shareholder shall remain jointly and severally liable for any breach of this Agreement by such transferee, (ii) bequeath Shares by will or operation of law, in which case this Agreement shall bind the transferee, (iii) surrender Shares to SWNB in connection with the vesting, settlement or exercise of SWNB equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of SWNB equity awards, the exercise price thereon, or (iv) Transfer Shares as is otherwise permitted by Hanmi in its sole discretion.

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6.	Representations of the Shareholder. The Shareholder represents and warrants to Hanmi as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Hanmi, constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares (including under the articles of incorporation and bylaws of SWNB), nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) and has the power to vote or direct the voting of the Shares, and the number of such Shares as of the date of this Agreement is identified on the signature page hereto; (e) the Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by Hanmi to confirm and assure the rights and obligations set forth in this Agreement.

7.	Publicity. The Shareholder hereby authorizes Hanmi and SWNB to publish and disclose in any announcement or disclosure in connection with the Merger, including in the Merger Registration Statement, the Proxy Statement-Prospectus or any other filing with any Governmental Entity made in connection with the Merger, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement. The Shareholder agrees to notify Hanmi as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

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8.	Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is an officer of SWNB, with respect to any employment, non-competition or consulting agreement between the Shareholder and SWNB or its affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Hanmi to a majority-owned affiliate or any successor-in-interest of Hanmi, but no such assignment shall relieve Hanmi of its obligations hereunder.

9.	Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Hanmi would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Hanmi may be entitled (including monetary damages), Hanmi shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither Hanmi nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.	Governing Law. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Delaware, without regard to any applicable conflict of law principles.

11.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Shareholder, to the address or e-mail address, as applicable, set forth in Schedule A hereto, and if to Hanmi, in accordance with Section 11.4 of the Merger Agreement.

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12.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

13.	Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Hanmi and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

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SIGNED as of the date first set forth above:

HANMI FINANCIAL CORPORATION By: ___________________________ C. G. Kum Title: President and Chief Executive Officer

[Additional Signatures on Next Page]

SHAREHOLDER:

________________________________

Name

________________________________

Title

Number of Shares: ___________________

Schedule A

Shareholder Information

Name, Address and E-Mail Address for Notices

EXHIBIT B

FORM OF

DIRECTOR NON-SOLICITATION AGREEMENT

This Director Non-Solicitation Agreement (“Non-Solicitation Agreement”), dated as of May 18, 2018, is by and among Hanmi Financial Corporation (“Hanmi”), a Delaware corporation, Hanmi Bank, a California state chartered bank and wholly owned subsidiary of Hanmi and __________ (“you”), an adult individual and a director of SWNB Bancorp, Inc. (“SWNB”) as of the date of the Merger Agreement (as defined below).

RECITALS

A.     Hanmi and SWNB have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May __, 2018, pursuant to which SWNB will merge into Hanmi (the “Merger”), with Hanmi as the surviving entity.

B.     The parties to this Non-Solicitation Agreement believe that the future success and profitability of Hanmi and Hanmi Bank following the Merger require that existing directors of SWNB (the “Directors”) not directly or indirectly solicit employees or customers of Hanmi Bank or any of Hanmi Bank’s subsidiaries or affiliates for a reasonable period of time after closing of the Merger.

AGREEMENT

In consideration of Hanmi’s and SWNB’s performance under the Merger Agreement, you agree as follows:

1.     Definitions. Capitalized terms not defined in this Non-Solicitation Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Non-Solicitation Agreement:

“Competing Business” means any depository financial institution, credit union, trust company or insurance company providing financial, banking, insurance, wealth management or trust services provided by Hanmi or Hanmi Bank, or any of their respective subsidiaries or affiliates on the date of this Agreement (including without limitation, any start-up or other financial institution or trust company in formation), or a holding company thereof, that competes or will compete within the Covered Area with Hanmi or Hanmi Bank or any of their respective subsidiaries or affiliates.

“Covered Area” means the geographic areas included in the banking markets for the Eleventh Federal Reserve District.

2.     Effectiveness. This Non-Solicitation Agreement will take effect at the Effective Time and will continue in effect as specified herein. If the Merger Agreement is terminated for any reason, this Non-Solicitation Agreement will be null and void and of no effect ab initio.

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3.     No Solicitation. For a period of one (1) year after the Effective Time, you will not, directly or indirectly, solicit or call on for any business-related purpose (a) any employees of Hanmi, Hanmi Bank, or any of their respective subsidiaries or affiliates to participate, as an employee or otherwise, in a Competing Business, or (b) any customers of Hanmi Bank or any of Hanmi Bank’s subsidiaries or affiliates to transfer any of their business to a Competing Business or divert or attempt to divert such customers from doing business with Hanmi Bank or any of Hanmi Bank’s subsidiaries or affiliates. For purposes of this paragraph, the term “solicit” shall not be deemed to include (a) general advertising or general solicitations by any person, which advertising or general solicitations are not targeted or directed to employees of Hanmi, Hanmi Bank or any of their respective subsidiaries or affiliates or (b) discussions or negotiations with any employee or customer who contacts you or any business with which you are affiliated on an unsolicited basis. Nothing in this paragraph shall prohibit or restrict the undersigned with respect to the undersigned’s own business or accounts with Hanmi Bank or any of Hanmi Bank’s subsidiaries or affiliates, or the accounts or business of the undersigned’s family members.

4.     Reasonable Assistance. For a period of one (1) year after the Effective Time, provide such advice or assistance as may be reasonably requested by Hanmi related to the integration of SWNB and Southwestern National Bank with Hanmi and Hanmi Bank, the retainment of Southwestern National Bank customers or the pursuit of business opportunities in the markets served by SWNB or Southwestern National Bank.

5.     Non-Disparagement. You agree not to make any communication, written or oral, to any third party (including, without limitation, any customer (including potential customers) or employee of Hanmi or its Subsidiaries) that would, or is reasonably likely to, disparage, create a negative impression of, impugn the integrity of, or in any way be harmful to the business or business reputation of Hanmi or its Subsidiaries or their respective successors and assigns, and the then current and former officers, directors, shareholders, employees, agents and consultants (or person acting in a similar capacity) of each of the foregoing. This section does not prohibit any truthful statement made to any governmental or regulatory agency in the context of an official investigation.

6.     Confidential Information. On and after the Effective Time, you will not disclose any confidential information of Hanmi, Hanmi Bank (including SWNB and Southwestern National Bank), or any Hanmi subsidiary or affiliate, obtained by such person while serving as a director of SWNB or SWNB Bank, except in accordance with a judicial or other governmental order or as otherwise required by law. For purposes of this Non-Solicitation Agreement “confidential information” does not include (a) information that is generally available to the public other than as a result of a disclosure by you; (b) information that was received by you from another person without any limitations on disclosure, but only if you had no reason to believe that the other person was prohibited from using or disclosing the information by a contractual or fiduciary obligation; or (c) was independently developed by you without using any confidential information of Hanmi, Hanmi Bank, SWNB or SWNB Bank.

7.     Matters Not Prohibited. Upon your request, Hanmi may, in its sole discretion, waive any restriction contained in this Non-Solicitation Agreement by action of its board of directors.

8.     Remedies. Any breach of this Non-Solicitation Agreement by you will entitle Hanmi or Hanmi Bank, together with their respective successors and assigns, to injunctive relief and/or specific performance, as well as to any other legal or equitable remedies to which they may be entitled. You acknowledge that there is not an adequate remedy at law to compensate Hanmi or Hanmi Bank for a violation of this Non-Solicitation Agreement, and irrevocably waive, to the extent permitted by law, any defense that you might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. You agree to the granting of injunctive relief without the posting of any bond or other security, and further agree that, if any bond or other security shall be required, such bond or security shall be in a nominal amount.

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9.     Governing Law and Enforceability. This Non-Solicitation Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Delaware, without regard to any applicable conflict of laws principles. If any court determines that the restrictions set forth in this Non-Solicitation Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable. Venue of any legal action or proceeding between the parties related to this Non-Solicitation Agreement shall be in the Court of Chancery of the State of Delaware or in any state court in the State of Delaware, and the parties each consent to the personal jurisdiction of the courts of the State of Delaware and the federal courts located in Delaware. Each of the undersigned agrees not to claim that Delaware is an inconvenient place for trial.

10.     No Waiver. It is further understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.     Entire Agreement; Amendment. This Agreement shall constitute the entire agreement between the parties with regard to the subject matter hereof. No modification or amendment of this Agreement will be binding without the written consent of each of the parties here.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement, intending to be legally bound, as of the date first written above.

HANMI FINANCIAL CORPORATION

By _______________________________

       Name: C. G. Kum
       Title: President and Chief Executive Officer

HANMI BANK

By _______________________________

       Name: C. G. Kum

       Title: President and Chief Executive Officer

 __________________________________
Name: